UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.    )

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TTM TECHNOLOGIES, INC.
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TTM Technologies

2022 Annual Meeting and Proxy Statement

May 12, 2022

Inspiring Innovation

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2021 performance, please review the Company’s Annual Report on Form 10-K for the year ended January 3, 2022, which we refer to in this proxy statement as the 2021 Form 10-K.

Annual Meeting Information

Date & Time	Location	Record Date

Thursday, May 12, 2022	The URL address is:	Record holders as of
8:30 a.m. Pacific Time	https://web.lumiagm.com/208900745 [web.lumiagm.com] Password: ttm2022	March 15, 2022 are entitled to Notice of, and to vote at, the Annual Meeting

Summary of Matters to be Voted Upon at the Annual Meeting

Proposal No.	Description of Proposals	Required Vote for Approval	TTM Board’s Recommendation

1	To elect Thomas T. Edman, Chantel E. Lenard and Dov S. Zakheim to serve as class I directors For more information, see page [4]	For each director, a majority of the votes cast	FOR Each Nominee	✓

2	To approve, on an advisory basis, the compensation of our named executive officers For more information, see page [53]	Majority of shares present and entitled to vote	FOR	✓

3	To ratify the appointment of KPMG LLP as the independent registered public accounting firm For more information, see page [53]	Majority of shares present and entitled to vote	FOR	✓

TTM TECHNOLOGIES, INC.	i

About TTM

TTM Technologies, Inc. (“TTM”) is a major global printed circuit board (“PCB”) manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs and backplane assemblies as well as a global designer and manufacturer of high-frequency radio frequency (RF) and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. We strive to generate industry leading growth and profitability, driven by empowered employees, with an unwavering value system. We are a leading competitor in the PCB industry, with significant market presence in each of our end market segments. TTM also designs and develops radio frequency components and sub-assemblies using our own engineering talent and intellectual property.

TTM generated approximately $2.2B revenue in 2021. We currently operate a total of 24 specialized manufacturing facilities in North America and China. TTM continues to focus on growing faster than the industry as a whole in those submarkets that are strategic to TTM’s business model. TTM has established a global, customer-focused organization within each business unit chartered to become experts in their markets, strengthen existing customer relationships and develop new customers in growing areas of each market.

TTM has operational and engineering teams that have helped deliver solid financial results and have established a focus on developing leading edge technology positions, integrated supply chain management and burgeoning best practice sharing which form the foundation for future margin improvement.

Our Vision

Inspiring innovation as the preeminent technology solutions company, generating industry leading growth and profitability, driven by empowered employees, with an unwavering value system.

Our Mission

Deliver superior value, growth and profit by providing customers with market leading, differentiated solutions and an extraordinary customer experience.

Our Strategy

TTM’s intention is to be opportunistic and to align with strategic customers in an industry projecting moderate growth and increasing competition. Our strategy is to provide value primarily through intense focus in three areas:

Diversification	• We strive to serve a diverse base of end customers in the electronics industry and manufacture products that are incorporated in several end markets.

Differentiation

•  Our goal is to differentiate ourselves from our competitors through early engineering engagement with our customer base to leverage our advanced technologies to solve problems for our customers utilizing our unique global footprint as the largest PCB manufacturer in North America.

Discipline	• We focus on maintaining financial and operational discipline underpinned by our cash flow generation even in the face of the dynamic market challenges we encounter.

The foundation of TTM’s strategic vision is its corporate culture and our values which emphasize integrity, teamwork, clear communication, and performance excellence. We encourage our employees to always do the right thing and we demonstrate the importance we place on these values by, among other things, providing ethics training to our employees every year.

TTM TECHNOLOGIES, INC.	ii

TTM TECHNOLOGIES, INC.

200 East Sandpointe, Suite 400

Santa Ana, CA 92707

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 12, 2022

The 2022 annual meeting of stockholders of TTM Technologies, Inc. will be held at 8:30 a.m., Pacific Time, via video conference accessed through the URL address https://web.lumiagm.com/208900745 [web.lumiagm.com]:

1.	to elect three class I directors, consisting of Thomas T. Edman, Chantel E. Lenard and Dov S. Zakheim, to serve a term expiring in 2025;

2.	to hold an advisory, non-binding vote on the compensation of our named executive officers;

3.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for TTM Technologies, Inc. for the fiscal year ending January 2, 2023; and

4.	to consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on March 15, 2022 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to participate in our annual meeting, please vote your shares via the Internet by following the instructions in this proxy statement. If you received a paper copy of this proxy statement you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors
Santa Ana, California
March 23, 2022	Daniel J. Weber, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2022

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at https://investors.ttm.com/2022-annual-stockholders-meeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares at the meeting.

TTM TECHNOLOGIES, INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Thursday, May 12, 2022, beginning at 8:30 a.m., Pacific Time, via video conference, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about April 1, 2022, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper form. For information on how to vote your shares, see the instructions included on the proxy card and under “How to Vote” below.

General Information

ABOUT THE MEETING

Matters To Be Considered At The Meeting

The matters to be considered and voted upon at the meeting will be:

1.	Election of Directors. To elect three class I directors, consisting of Thomas T. Edman, Chantel E. Lenard and Dov S. Zakheim, to serve for a term expiring in 2025.

2.	Approval of Named Executive Officer Compensation. To approve, on an advisory, non-binding basis, the Company’s executive compensation.

3.

Ratification of Appointment of Independent Registered Public Accounting Firm.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2023.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations Of The Board

Each of the recommendations of our Board of Directors is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote (1) “FOR” the election of each of its three nominees for class I directors; (2) “FOR” approval on an advisory, non-binding basis, of the compensation of our named executive officers; and (3) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2023. If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors.

Our Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

Who May Vote

Only stockholders of record at the close of business on March 15, 2022, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

TTM TECHNOLOGIES, INC.	1

How To Vote

Stockholder of Record.    If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of two convenient ways:

Via the Internet: Go to https://investors.ttm.com/2022-annual-stockholders-meeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available starting April 2, 2022, and through 11:59 p.m., Eastern Time, on May 11, 2022.

By mail: If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at https://investors.ttm.com/2022-annual-stockholders-meeting, by telephone at (888) 776-9962, or by sending an e-mail to info@amstock.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

Street Name Shares.    If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How To Change Or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or by subsequently voting via the Internet) by the deadline noted above. Participation in the meeting will not itself revoke a previously granted proxy.

If you hold your shares in street name, you may change your vote any time before the annual meeting by submitting new voting instructions to your bank, broker, or other holder of record by following the instructions they provided.

What To Do If You Received More Than One Notice

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting. Please note that if you hold shares in “street name” (that is, through a bank, broker, or other holder of record), you will need to have a copy of a brokerage statement to present to the operator reflecting your stock ownership as of the record date.

Meeting Quorum

The presence at the meeting of the holders of a majority of all of the shares of common stock entitled to vote at the meeting on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 101,629,833 shares of our common stock were outstanding and entitled to vote at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

TTM TECHNOLOGIES, INC.	2

Required Vote

Proposal One — Election of Directors.    Assuming that a quorum is present, the three persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected as directors. Stockholders do not have the right to cumulate their votes for directors.

Proposal Two — Advisory Vote on Named Executive Officer Compensation.    The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the advisory vote of the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our Board of Directors. However, the compensation committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three — Ratification of the Appointment of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2023.

Other Matters.    For each other matter, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

Broker Non-Votes And Abstentions

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

Proposal One and Two are considered non-routine matters under applicable rules. Please note that brokers may not vote your shares on these proposals in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposal One and Two and will not affect their outcome.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2023 (Proposal Three) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Three. If a broker non-vote did exist with respect to Proposal Three, it would have the effect of a vote against such proposal.

Abstentions will have no effect on Proposal One. Abstentions will be treated as being present and entitled to vote on Proposals Two and Three and therefore will have the effect of votes against such Proposals.

Cost Of Proxy Solicitation

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 200 East Sandpointe, Suite 400, Santa Ana, California 92707, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

TTM TECHNOLOGIES, INC.	3

PROPOSAL ONE — ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors is currently comprised of nine directors. Our Board of Directors is divided into three classes with each class of directors serving for a three-year term or until successors of directors serving in that class have been elected and qualified. Each director elected at the 2022 annual meeting will serve for a term expiring at the 2025 annual meeting or until a successor has been duly elected and qualified. At this annual meeting, our stockholders will be asked to elect three class I directors.

Our Board of Directors has nominated Thomas T. Edman, Chantel E. Lenard and Dov S. Zakheim as class I directors. Mr. Edman, Dr. Zakheim and Ms. Lenard currently serve as class I directors. Mr. Edman, Dr. Zakheim and Ms. Lenard will stand for re-election at the annual meeting.

Kenton K. Alder, Julie S. England and Philip G. Franklin serve as class II directors and their terms will expire at the annual meeting of stockholders in 2023. Rex D. Geveden, Pamela B. Jackson and John G. Mayer serve as class III directors and their terms will expire at the annual meeting of stockholders in 2024.

TTM is a significant supplier of PCBs that are eventually integrated into products purchased by the United States Department of Defense. As such, over 225 TTM employees and Board members are cleared by the United States Government to receive confidential or secret classified information. Because TTM has been identified by the government of the United States as a key supplier in the electronics eco-system, TTM has engaged with the United States Defense Counterintelligence and Security Agency (the “DCSA”) for approval of facility security clearances at a number of its facilities. This clearance allows the DCSA to conduct audits and provide broad oversight to parts of TTM’s operation. As a condition of such clearance, and in connection with our engagement with the DCSA, TTM has entered into a Special Security Agreement with the DCSA. The Special Security Agreement requires that the Company’s Board of Directors includes at least three independent directors approved by the United States Government that are eligible to access classified information (“Outside Directors”). The Special Security Agreement also requires that TTM maintain a Government Security Committee of the Board which is comprised of at least three Outside Directors and one Officer Director. As a natural mechanism to ensure continuity of its Board of Directors to satisfy our obligations to the United States Department of Defense and to maintain adherence with the requirements of the Special Security Agreement, TTM has continued the practice of providing for staggered elections of three classes of board members to serve three-year terms, such that the Board of Directors is assured to maintain at least six sitting members after each annual meeting of stockholders, of which at least three such members are cleared or would be eligible to be cleared by the United States Government to receive classified information and maintain oversight of TTM’s classified operations.

Our Board of Directors has no reason to believe that any of its nominees standing for election will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our Board of Directors may designate a substitute nominee. If our Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors.

Our Board of Directors recommends a vote “FOR” the nominees for Class I directors.

The following table, together with the accompanying text, sets forth certain information with respect to each of our directors and director nominees as of the date of this Proxy Statement:

Name	Age	Class	Proposed Position(s) to be Held After Meeting
Kenton K. Alder	72	II	Director
Thomas T. Edman	59	I	Chief Executive Officer, President and Director
Julie S. England	64	II	Director
Philip G. Franklin	70	II	Director
Rex D. Geveden	61	III	Chairman of the Board
Pamela B. Jackson	69	III	Director
Chantel E. Lenard	52	I	Director
John G. Mayer	71	III	Director
Dov S. Zakheim	73	I	Director

TTM TECHNOLOGIES, INC.	4

Kenton K. Alder has served as a director since March 1999. Mr. Alder also served as our President from March 1999 to January 2013 and as our Chief Executive Officer from our founding in 1998 through December 2013. Mr. Alder served on a part-time basis as a consultant and advisor to Mr. Edman for one year commencing on January 1, 2014 and provided counsel on strategy, attended certain meetings, and was involved in special projects. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. In addition, Mr. Alder is a member of the Board of Directors of Campbell Scientific, Inc., and is Chairman of the Compensation Committee. Mr. Alder serves as Chairman of the Utah State University Board of Trustees and as Chairman of the Executive Committee for the Utah State University Board of Trustees. Mr. Alder also serves on the board of Blendtec, Inc. and Honeyville Inc. Mr. Alder holds a Bachelor of Science degree in finance and a Bachelor of Science degree in accounting from Utah State University.

Our Board of Directors has determined that Mr. Alder is an independent director. Mr. Alder was previously nominated to stand for election to the Board of Directors because of his past experience as our Chief Executive Officer, which enables him to provide the board with insight based on his extensive knowledge about the Company and because of his significant operational expertise.

Thomas T. Edman has served as a director of our Company since September 2004, as President of our Company since January 2013, and as our Chief Executive Officer since January 2014. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc., acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Since June 2015, Mr. Edman has served on the Board of Ultra Clean Holdings, Inc. (NASDAQ: UCTT), and is presently Chairman of the Compensation Committee and a member of the Audit Committee. Since March 2016, Mr. Edman has served on the Board of the IPC, an electronic industries association and is currently serving on its executive committee as Vice Chairman. Mr. Edman holds a Bachelor of Arts degree in East Asian Studies (Japan) from Yale University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Edman is an employee director. Mr. Edman was nominated to the Board of Directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the Chief Executive Officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our Board of Directors.

Julie S. England has served as a director of our Company since October 2016. Ms. England is presently retired. Prior to her retirement in 2009, she served in various capacities with Texas Instruments Inc., most recently as Vice President and General Manager of the Radio Frequency Identification (“RFID”) division. She also served as Vice President of its microprocessor division from 1998 to 2004 and as Vice President of Quality for the Semiconductor Group from 1994 to 1998. Earlier, she held various engineering, manufacturing, quality, and business management positions. Ms. England is an experienced independent corporate director serving on both private and public company boards in the USA and Europe. Ms. England has served as a director of Smartrac Technology Group, N.V. from 2014 until May 2018. From 2010 until its acquisition by CCL Industries in May 2016, she served as a director of Checkpoint Systems, Inc., and chaired its Governance Committee. Ms. England served as a director of the Federal Reserve Bank of Dallas from 1997 to 2003 and as a director of Intelleflex Corporation from 2010 to 2013. Ms. England served on the Board of Trustees of the Georgia O’Keeffe Museum until July 2017, and served on the North Texas Chapter of the National Association of Corporate Directors (“NACD”). Ms. England joined the board of directors of McMillen Jacobs Associates in June 2021. Ms. England joined the board of directors of the Electricity Council of Texas (“ERCOT”) in January 2022. She has served on trade associations in the electronics industry including the American Electronics Association and AIM Global. Ms. England holds a Bachelor of Science degree in chemical engineering and graduate studies in business from Texas Tech University complemented with executive education at Harvard University and Stanford University. She earned a Bachelor of Fine Arts degree in studio art in 2018 from Southern Methodist University in Dallas, TX.

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Ms. England is an independent director. Ms. England was previously nominated to stand for election to the Board of Directors because of her extensive background in the technology industry and her experience serving on the boards of both private and public companies in the USA and Europe and to provide the Company with insight as she serves on our board. As a result of Ms. England’s significant involvement in director professionalism education, Ms. England has been designated a NACD Governance Fellow by the National Association of Corporate Directors.

Philip G. Franklin has served as a director of our Company since November 2010. Mr. Franklin is presently retired. From 1998-2016, Mr. Franklin served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, most recently as Executive Vice President and Chief Financial Officer. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marking Systems and Hill Refrigeration. Mr. Franklin served as non-executive Chairman of the Board of Directors of Tribune Publishing Co., to 2021. Mr. Franklin holds a bachelor’s degree in economics from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College.

Our Board of Directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was previously nominated to stand for election to the Board of Directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.

Rex D. Geveden has served as a director of our Company since May 2018. The Company appointed Mr. Geveden as Chairman of our Board of Directors effective after the 2021 annual meeting of stockholders upon the retirement of Robert E. Klatell, our former Chairman. Mr. Geveden currently serves as President and Chief Executive Officer since January 1, 2017 and served as Chief Operating Officer from October 2016 until December 2016 of BWX Technologies, Inc. (NYSE:BWXT), a nuclear industrial conglomerate headquartered in Lynchburg, VA. Previously, Mr. Geveden was Executive Vice President at Teledyne Technologies Incorporated, a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. He led two of Teledyne’s four operating segments from 2013 through 2016, and concurrently served as President of Teledyne DALSA, Inc., a Teledyne subsidiary, since 2014. Mr. Geveden also served as President and Chief Executive Officer of Teledyne Scientific and Imaging, LLC from 2011 to 2013 and President of both Teledyne Brown Engineering, Inc. and Teledyne’s Engineered Systems Segment from 2007 to 2011. Mr. Geveden is a former Associate Administrator of the National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio and served in various other positions with NASA in a career spanning 17 years. Mr. Geveden holds both a bachelor’s and master’s degrees in physics from Murray State University.

Our Board of Directors has determined that Mr. Geveden is an independent director. Mr. Geveden was previously nominated to stand for election to the Board of Directors and was then appointed as Chairman in 2021 because of his extensive experience in the aerospace and defense industry as well as his proven track record as an outstanding leader.

Pamela B. Jackson has served as an independent director of our Company since her appointment to the Board of Directors in June 2021. She is a member of the Audit Committee and a retired Vice President, Technology of Emerson Electric Company in St. Louis, Missouri. Ms. Jackson was with Emerson from April 2001 until October 2017 where her responsibilities included corporate oversight of technology development initiatives related to new and lean product development, portfolio and product life cycle management, and Emerson’s centers of excellence for software and human-centered design. She also served on the management boards for the Emerson Pune, India Innovation Center and the Emerson Xi’an, China Engineering Center. Over her career, Ms. Jackson led a breadth of global, technology intensive manufacturing businesses that included power supplies, energy systems, thin film hybrid integrated circuits, PCBs and other electronic components and assemblies. Before joining Emerson, Ms. Jackson worked at Lucent, AT&T and Western Electric for over twenty years where she held positions in research, engineering, operations, and marketing, eventually serving as Vice President and General Manager of several electronic component businesses including Lucent’s MicroPower division in Austin, Texas. Ms. Jackson received Bachelor and Master of Science degrees in chemistry and chemical engineering from Massachusetts Institute of Technology. She holds an Executive MBA from Boston University. She has served on several non-profit boards, including Ranken Technical College, in St Louis, Missouri where she chaired and currently serves on the Investment and Diversity Committees. Ms. Jackson is a member of Sigma Xi, Beta Gamma Sigma, the American Chemical Society, the American Institute of Chemical Engineers and is a Life Member of the Society of Women Engineers.

TTM TECHNOLOGIES, INC.	6

Our Board of Directors has determined that Ms. Jackson is an independent director. Ms. Jackson was appointed to the Board of Directors due to her extensive experience and knowledge in the electronics, engineering and technology markets, where she has spent the vast majority of her exceptional career.

Chantel E. Lenard has served as a director of our Company since September 2018. Ms. Lenard presently serves as a Lecturer of Marketing in the MBA program at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company (NYSE:F) in 2017, having served as the top marketing executive for Ford in both the U.S. and Asia. From 2013 to 2017, Ms. Lenard held the position of U.S. Chief Marketing Officer, leading the organization’s pricing, promotions, media, digital marketing, product strategy, and consumer experience activities. From 2010 to 2013, Ms. Lenard was based in Shanghai, China, as Vice President of Marketing for Ford’s Asia Pacific and Africa operations, where she led the marketing activities for 11 countries across the region. In addition to her marketing roles, Ms. Lenard held a number of leadership positions in strategy, sales, finance, and purchasing during her 25 year career with Ford. Ms. Lenard currently serves as a director and member of the HR and Compensation Committee of Uni-Select, Inc. (TSX: UNS), a director and member of the Audit and Compensation Committees of LSI Industries (NASDAQ: LYTS), and a director and member of the Audit and Governance Committees of Charge Enterprises (OTC: CRGE). Ms. Lenard holds a bachelor’s degree in Industrial Engineering from Purdue University and a Master of Business Administration degree from Harvard University.

Our Board of Directors has determined that Ms. Lenard is an independent director. Ms. Lenard was nominated to the Board of Directors because of her extensive background in the automobile industry and her lengthy and diverse experience in international marketing.

John G. Mayer has served as a director of our Company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer served on the board of trustees of the Cottonwood Gulch Foundation from 2008 to 2017. Mr. Mayer holds a Bachelor of Arts degree in history, the arts and letters from Yale University and a Juris Doctor from UCLA School of Law.

Our Board of Directors has determined that Mr. Mayer is an independent director. Mr. Mayer was previously nominated to stand for election to the Board of Directors because of his extensive experience in the PCB business and has demonstrated depth of business experience in our company’s industry, particularly in technology and operations.

Dov S. Zakheim has served as a director of our Company since July 2010. Dr. Zakheim is currently a Senior Fellow at CNA, a federally funded think tank, and a Senior Advisor at the Center for Strategic and International Studies. From May 2004 to July 2010, Dr. Zakheim served as Vice President and subsequently as Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the United States Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the United States Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim serves as the Chairman of the Board of Directors of Secure Federal Operations LLC (previously Sprint Federal Operations LLC). Dr. Zakheim previously served as a member of the Board of Directors of Standard Aero Corp. from 2008 until 2015, and was a member of their Audit Committee from 2012 to 2015. In addition, Dr. Zakheim has served as a member of ISO Group, Inc.’s Board of Directors from 2010 to 2014. Dr. Zakheim also served as a board member of Chemonics International and was a member of their Audit Committee from 2013 to 2019. Dr. Zakheim also serves as a board member of the American Jewish Committee, the Foreign Policy Research Institute, the Center for the National Interest and the U.S. Naval Academy Athletic Association. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, was a General Course student at the London School of Economics, and holds a Doctor of Philosophy degree from St. Antony’s College at the University of Oxford.

Our Board of Directors has determined that Dr. Zakheim is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Dr. Zakheim was nominated to the Board of Directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.

There are no family relationships among any of our directors, director nominees, or executive officers.

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Board Diversity Matrix

The Company’s Board Diversity Matrix identifies each director’s self-identified diversity characteristics, as follows:

Board Diversity Matrix
Total Number of Directors	9

	Female	Male	Non-Binary
Gender
Directors	3	6	0
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	0	0
Alaskan Native or Native American	0	0	0
Asian	0	0	0
Hispanic or Latinx	0	0	0
Native Hawaiian or Pacific Islander	0	0	0
White	2	6	0
Two or More Races or Ethnicities	0	0	0
LGBTQ+	0	0	0

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Alder, Franklin, Geveden and Mayer, Mses. Jackson, England and Lenard, and Dr. Zakheim are independent directors, as “independence” is defined by the listing standards of the NASDAQ Stock Market (referred to as NASDAQ) and by the SEC. Accordingly, a majority of the members of our Board of Directors are independent. Mr. Edman is not considered to be an independent director as a result of his position as an executive officer of our Company.

Our bylaws authorize our Board of Directors to appoint its members to one or more committees, each consisting of one or more directors. Our Board of Directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a government security committee. Each of our committees, with the exception of the government security committee (of which Mr. Edman is a member), is comprised entirely of independent directors, as “independence” is defined by the listing standards of NASDAQ and by the SEC. Our Board of Directors holds executive sessions following all board meetings at which the independent directors meet without the presence or participation of management.

Our Board of Directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Whistle Blower Policy, a Code of Business Conduct for all employees and a supplemental Code of Ethics for our Chief Executive Officer and senior financial officers. We post on our website, at https://investors.ttm.com/corporate-governance/highlights, the charters of our audit, compensation, and nominating and corporate governance committees; our Corporate Governance Guidelines; our Whistle Blower Policy; our Code of Conduct for all employees, our Code of Ethics for our Chief Executive Officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including the members of our various board committees, by submitting a letter addressed to the Board of Directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. We will forward any such letters to the indicated directors.

TTM TECHNOLOGIES, INC.	8

Environmental, Social & Governance (“ESG”) Overview

At TTM, our mission is to deliver superior value, growth and profit by providing customers with market leading, differentiated solutions and an extraordinary customer experience. In line with our mission and corporate values, we aim to operate all of our sites around the globe in a safe and responsible manner that respects the environment and protects the safety and health of our employees, our customers and our communities.

We are committed to conducting our business in an ethical manner in every culture and geography that we operate. Our corporate values emphasize integrity, clear communication, teamwork and performance excellence throughout our employee base. Our Board of Directors ultimately oversees our ESG compliance and initiatives through regular engagement with our senior management team. Our lasting commitment to Corporate Social Responsibility (“CSR”) goes beyond regulatory compliance and is an integral part of our corporate culture and our way of doing business. We are committed to making our workforce inclusive, our business sustainable and friendly to the environment and our stakeholders engaged by maintaining strong environmental, social and governance practices.

In order to clearly communicate TTM’s efforts and continuing initiatives around the topic of ESG, TTM plans to publish its first CSR Report in the spring of 2022. TTM considers the publication of the CSR Report another critical milestone on our important journey to be a responsible corporate citizen to the customers we serve and the communities where we preside.

TTM Sustainability Policy

As a global organization, TTM recognizes our opportunity to positively impact the world around us by managing our operations in a sustainable manner. We believe that sustainable practices are essential to the long-term success of our business and that we have a responsibility to consider how our business interacts with society, impacts the environment, and can affect the global economy in line with our corporate values of teamwork, integrity, clear communication, and performance excellence. TTM expects our employees, suppliers, and business partners to use this Corporate Sustainability Policy as guiding principle in their respective roles.

TTM’s Leadership and employees are committed to:

Environmental:

•	Responsible sourcing and management of natural resources (including water usage) and raw materials

•	Conducting business in a way that minimizes negative environmental impact

•	Responsible management of waste and prevention of pollution with a focus on recycling

Social:

•	Fostering a culture that promotes personal health and safety

•	Cultivating a culture that promotes transparency and clear communication

•	Embracing diversity, equity, and inclusion, both in the workplace and with customers, suppliers, and vendors

•	Promoting career growth through talent development, succession planning, on the job training, and education

•	Competitively compensating our employees commensurate with skills and experience in each market

•	Supporting and actively engaging with our local communities

Governance:

•	Upholding fair and ethical labor, governance, and finance practices

•	Ensuring ethical organizational governance through consistent and continuous training of our employee base

TTM TECHNOLOGIES, INC.	9

•	Creating strong cybersecurity policies that ensure protection and privacy of data for our customers employees, and other stakeholders

•	Promoting transparency, accountability, and engagement with our stockholders

Environmental

PCBs, semiconductors and other types of electronics continue to evolve in design with the advent of advanced innovations and technologies. This increasing complexity in design generates a wider range of materials used to manufacture the products. Some of the materials and chemicals traditionally used to produce PCBs may cause harm to the environment and the people who handle the materials and chemicals, if proper safeguards and protocols are not implemented. TTM has undertaken many positive steps and made significant investments to reduce the negative environmental impact of manufacturing PCBs.

TTM’s Environmental Statement and Environmental Policy mandate responsible environmental management to protect the Company’s employees, customers, community, stockholders and the environment. TTM continually invests in the resources required to adhere to and manage the Company’s environmental responsibilities. We report emissions, energy usage and water usage to our customers and regulatory agencies. Annually, we also report our greenhouse gas emissions and water use information to the Carbon Disclosure Project. TTM conducts extensive internal monitoring and benchmarking to measure performance, establish best practices, and identify opportunities for improvement. In 2020, TTM initiated an internal sustainability goals program targeting reduction in emissions, waste, water and energy use.

All of TTM’s sites maintain an Environmental Management System that enables understanding of the Company’s environmental risks and opportunities. This system allows for environmental data collection, calculation and monitoring of goals and results for TTM’s locations. Our practices are aimed at improving environmental sustainability in the communities where we operate. To bolster the company’s environmental compliance and risk management efforts, TTM regularly participates in self-audits and facilitates employee training and environmental awareness. TTM routinely engages in outreach aimed at educating regulatory authorities on TTM’s activities and helping to shape pertinent regulations. In 2018, as a result of this engagement, the United States Environmental Protection Agency (“EPA”) recognized TTM for our leadership in the Agency’s 2018 Toxics Release Inventory Analysis.

Among the Company’s most critical environmental initiatives are:

•

Water Use Reduction – Because water is a key natural resource used in the manufacturing of PCBs, TTM continuously works to find solutions to reduce water consumption while maintaining product quality. To do this, TTM sets water use limits for production lines through the installation of real-time waste use monitoring and control systems. TTM’s efforts to save water include reusing industrial wastewater for production and recycling wastewater to reduce overall use.

•

Wastewater Treatment Upgrades – TTM has adopted a program of wastewater treatment system overhauls by upgrading, retrofitting and installing new leading technology wastewater facilities throughout its sites in North America.

•	Storm Water: No Exposure Certified Facilities – Among TTM’s most critical environmental goals is the elimination of all storm water impact at its manufacturing sites in North America.

•

Energy – As a regular course of business, the Company designs and installs equipment to reduce its energy consumption in high-use areas and tracks usage as part of its operational metrics. This reduction includes optimizing air conditioning systems through temperature and humidity controls, initiating air compressor system upgrades, and reducing energy consumption through power factor analysis.

•

Waste Reduction – TTM aims to reduce or eliminate the waste footprint derived from its operations by: 1) recycling and recovery of waste; 2) the sustainable reuse (as a raw material) of all byproducts of manufacturing; and 3) eliminating hazardous waste.

TTM TECHNOLOGIES, INC.	10

Product Toxicity.    TTM’s PCB products are commonplace in many electronics and allow for electronic components to interface with one another through the circuits that are created on the PCB. TTM’s RF products are similar in nature to PCBs but contain more microelectronic components than the bare PCB as they integrate other microelectronic parts into the RF assembly and system. Generally, the finished products that we manufacture are fully contained and are not intended to release any chemical substances during normal use. We provide full material declarations upon customer request which identify the name and amount of substances used in our unpopulated PCBs.

Product Quality and Safety.    TTM adheres to the highest quality standards in the industry. TTM partners with the most respected, third-party global organizations to independently review and validate our quality, safety and manufacturing processes. In addition, TTM adheres to specific environmental guidelines as directed by Restriction of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) and Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”). Below is a listing of some of the most significant third-party quality certifications we carry in our facilities:

•	UL Standards

•	ISO 9001 and AS 9100 Certifications

•	NADCAP Certifications

•	MIL - PRF 31032 (Military certification in our US sites)

•	IATF 16949 (Automotive Certification)

•	ISO 13485 (Medical Certification)

Social

TTM strives to create and maintain a professional and safe work environment that fosters a collaborative culture among employees. We actively promote diversity, equity, and inclusion, continuous learning, and seek to engage employees with development opportunities and a chance to contribute to the broader community. We support our employees across the organization to achieve their full potential through leadership development programs and career planning. We are committed to individual employee success. We are proud that our employees are valued outside of TTM in serving as industry leaders across boards, committees and joint projects.

Diversity, Equity and Inclusion (“DEI”).    Recognizing and respecting our global presence, we strive to recruit and maintain a diverse and inclusive workforce that reflects the communities that we serve. TTM’s recruitment process works to locate candidates, from diverse backgrounds, for all open positions. As part of our efforts, TTM’s DEI Council works collaboratively across the organization to drive our DEI strategy and support key initiatives focused on continuing to cultivate university partnerships to further shape our early career talent pipeline. TTM utilizes deliberate communication strategies and tactics to enhance DEI awareness including focus groups, internal communications, digital, in-person and print campaigns, employee education, community outreach and social media.

Our US workforce is approximately 42% ethnically diverse and comprised of 37% females. In addition, 34% of our US new hires in 2021 identified as underrepresented minorities. We are committed to having a diverse talent pipeline and have trained our talent acquisition team and human resources personnel in diversity sourcing strategies. TTM has memberships with external partner organizations to attract diverse talent. Our sites actively participate in campus hiring and job fairs throughout the year, supporting various events within each region and driving recruitment campaigns that leverage our social media platforms; this is in addition to specific campaigns dedicated to diversity and veteran hiring. We have also expanded and continue to develop our existing policies and training against harassment, bullying and the elimination of bias in the workplace. In 2021, we partnered with Morgan State University (a minority serving institution) to extend four TTM scholarships to minority engineering students. We have plans to extend partnerships to additional schools in 2022. We delivered valuable DEI learning sessions to our North America leadership teams in addition to publishing three quarterly internal publications.

TTM TECHNOLOGIES, INC.	11

Commitment to Values and Ethics.    The foundation of TTM’s strategic vision is our corporate culture and its way of doing business with integrity, teamwork, clear communication, and performance excellence. We demonstrate the importance we place on these values through our goal setting and performance management process as well as providing ethics training to employees every year. Along with the TTM Values and our Leadership Principles, we discuss and act in accordance with, and provide annual training for, our Code of Conduct, which outlines our expectations and provides guidance for all employees. Our Code of Conduct includes topics such as anti-corruption, discrimination, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting Code of Conduct violations. Our Code of Conduct reinforces the importance of fostering an open, welcoming environment in which all employees have a voice and a confidential outlet to raise concerns regarding potential violations.

Our commitment to our communities is demonstrated through our volunteer efforts, charitable donations, and sponsorships. As an employer, our local sites choose the organizations to affiliate with that best reflect our values.

In 2021, the TTM Board of Directors established the TTM Chair for Community Service Award in honor and recognition of the community leadership and public service of our recently retired TTM Board Chairman, Robert E. Klatell, who served in this role from 2005-2021. We chose a winner from over twenty internal team nominations and subsequently made a large donation to the Dana Farber Cancer Fund (associated with the Jimmy Fund) on December 5, 2021 to coincide with the United Nations Volunteer Day.

In addition, the Company maintains high standards for all employees worldwide which include reasonable work hours and time off, no child labor, no forced labor, equal opportunity employment, and a professional work environment that does not tolerate any form of harassment or discrimination. The Company and its employees strive to achieve and maintain a positive work environment. In addition, the Company emphasizes health and wellness programs targeted to educate employees on healthy lifestyles and promote fitness plans. We review employee turnover rates paying particular attention to supervisor and technical retention. We believe the emphasis we place on selecting, training and coaching supervisors positively impacts their ability to lead people. Our leadership principles of communications, collaboration and career development are designed to improve the employee experience and strengthen working relationships. Through internal surveys, it is clear our employees value their relationships with their supervisors, career opportunities and the corporate culture.

Employee Health & Safety.    We managed the on-going COVID-19 pandemic in 2021 by building upon our experiences in 2020 and with an emphasis on flexibility, testing, vaccination tracking, and timely communications. Notable achievements from 2021 include:

•	We developed guidelines to support hybrid, remote and on-site work for each employee while maintaining continuous operations within the plants.

•	We improved upon IT solutions to maintain critical operations and projects to increase our flexibility to work remotely.

•	In the US, we established an employee paid time off (PTO) donation program and distributed over 10,000 PTO hours to employees with COVID-19 hardships in 2021.

•	We expanded services of our on-site health center to include mental health and additional physical therapy offerings.

•

Since the beginning of 2020, the world has been in an on-going pandemic, threatening to impact the health of our employees. Our goal has been and continues to be to keep our employees safe through health questionnaires, mask-wearing at all of our facilities, utilization of proximity sensors, social distancing, and regular communication with our employees, customers and suppliers about our safety protocols and procedures while maintaining the continuous operation of all our facilities. In fact, early on during the pandemic we began making our own face masks inside two of our facilities located in China and in the United States and provided them to our employees, and their families and surrounding communities in need of them.

Management Policies and Communication.    How we manage and leverage our human capital is essential in executing our strategy. At TTM, a key differentiator is our culture, which has been shaped through considerable thought and energy. Our culture has served us well as we integrate acquired companies and optimize our organizational structures and teams to better serve our customers. The following elements underpin our culture:

•	Vision – Inspiring innovation as the preeminent technology solutions company, generating industry leading growth and profitability, driven by empowered employees, with an unwavering value system

TTM TECHNOLOGIES, INC.	12

•	Mission – Deliver superior value, growth, and profit by providing customers with market leading, differentiated solutions and an extraordinary customer experience.

•	The “TTM Values” that apply to all employees are: Integrity, Teamwork, Clear Communication and Performance Excellence.

•	Our people leaders are guided by our “Leadership Principles” which are: Communications, Collaboration, and Career Development.

•	“One TTM” – embodies our collective “team” approach to solving problems, working together, robust collaboration, and proactive communication throughout the organization to better serve our customers.

Talent Management.    TTM’s talent management aims to attract, develop, motivate, and retain employees. It is the process that drives performance within the company through integrated people management processes and practices. To that end, development of talent is a collective and continuous effort of all of our people managers. We engage in regular talent reviews to calibrate on performance and potential development gaps and progress, and evaluate the depth and strength of our integrated succession plans. Our approach to learning is a continuous one, regardless of experience level or tenure. We extend leadership development programs with individually tailored development plans anchored in dedicated coaching and separate internal mentors. Additionally, we extend competency-based training, sponsor job rotations, and form project teams comprised of emerging talents. We provide tuition reimbursement and assistance, as well as a monthly stipend to engineers to pay down student debt. In 2021, we expanded our online learning platforms, offerings, and tools, and implemented our first global learning management system. Our annual summer technical internship program in North America, and now Asia, continues to be a success in evaluating technical talent for full time positions. In 2021, we hosted over 100 interns across all of our factories around the globe.

Community Outreach.    We are committed to bringing a positive impact to all of the communities in which we operate. In this effort, we have made community outreach a critical part of our company values and culture. Our outreach includes charitable and philanthropic contributions and the personal commitment of our employees through initiatives that include volunteer work at non-profit organizations, projects that support the environment, and deliberate educational support in the form of scholarships and sponsor programs.

Ethical Sourcing and Supply Chain Standards.    TTM’s supply chain management urges its suppliers to maintain the values of TTM in its sourcing from responsible suppliers to meet the needs of TTM’s customers. TTM requires that all suppliers engage in ethical business practices, institute standards and policies to follow those practices, and actively works with suppliers in a shared commitment to meet our customers’ requirements. Our suppliers are required to follow terms of confidentiality with respect to intellectual property rights of not only TTM, but also those of other third parties. TTM maintains a robust conflict minerals program, with an emphasis on compliance with the Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and to source conflict minerals in compliance with that law. Suppliers are required to adhere to the values and principals of TTM’s Code of Conduct, which establishes our expectations for suppliers in the areas of labor and human rights, environment, health and safety, ethics and management systems. At least annually, each supplier is reminded of the need to avoid the acceptance of improper gifts as well as their need for absolute compliance with the Code of Conduct and its key values of Integrity, Responsibility and Honesty. In addition, with each purchase of materials or goods, suppliers are required to comply with all applicable laws and regulations, including but not limited to the Foreign Corrupt Practices Act, in order to prevent fraud, bribery or corruption, and a hotline is used to allow anyone to report a potential violation. TTM also specifically prohibits child labor, forced labor (including slavery and human trafficking), unfair wages and working hours, discrimination and denying freedom of association for itself as well as its supply chain. Finally, TTM actively takes into account steps for itself as well as its suppliers to minimize any negative impact on the environment, seeks to reduce waste and hazardous materials, and ensure compliance with all applicable regulations and laws.

Overall, TTM seeks to take a holistic approach with its suppliers to ensure a supply chain that is ethical, abides by basic human rights, takes environmental obligations seriously, and maintains the health and welfare of its workforce. This policy is intended to ensure that TTM sources products in an ethical and consistent manner, while supporting suppliers in their objectives to improve their social and environmental practices.

TTM TECHNOLOGIES, INC.	13

Corporate Governance

A key component of our success is a strong foundation of Corporate Governance practices and policies that promote transparency, accountability and engagement exemplified by our Board of Directors. We maintain our Corporate Governance Guidelines to provide direction to our Board of Directors and Senior Management on topics such as board member qualifications, the evaluation process for the CEO and board members and reporting conflicts of interest. In addition to these Guidelines and the strong governance practices that we employ that are described throughout this Proxy Statement, TTM also maintains a Code of Ethics for the CEO and Senior Financial Officers. Further, each committee of the Board of Directors has a charter. All of these documents are available on TTM’s website at https://investors.ttm.com/corporate-governance/highlights.

Meetings of the Board of Directors

Our Board of Directors held five meetings (regular and special) during 2021. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2021, and (ii) the total number of meetings held by all committees of our Board of Directors on which such person served during 2021. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors attended the 2021 annual meeting of stockholders.

Committees of the Board of Directors

As of the date of this Proxy Statement, the members and nominees of our Board of Directors and the committees of our Board of Directors on which they serve, are identified below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Security Committee
Kenton K. Alder				Member
Thomas T. Edman				Member
Julie S. England			Chairman	Member
Philip G. Franklin	Chairman
Rex D. Geveden		Chairman		Member
Pamela B. Jackson	Member
Chantel E. Lenard		Member	Member
John G. Mayer	Member	Member	Member
Dov S. Zakheim	Member			Chairman

Audit Committee.    Our Audit Committee provides assistance to the Company’s Board of Directors in fulfilling its responsibility to stockholders, the investment community and governmental agencies that regulate the activities of the Company with respect to oversight of: (i) the integrity of the Company’s accounting and financial reporting process, financial statements and financial statement audits; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; (iv) the performance of the Company’s internal audit function; and (v) the performance of the Company’s internal accounting controls, disclosure controls and procedures, and internal control over financial reporting. Our audit committee actively consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Franklin (chairman) and Mayer, Ms. Jackson and Dr. Zakheim, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The Board of Directors has determined that each of Mr. Franklin and Dr. Zakheim is “financially sophisticated”

TTM TECHNOLOGIES, INC.	14

under NASDAQ rules and qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held four meetings during 2021.

Our audit committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at https://investors.ttm.com/corporate-governance/highlights.

Compensation Committee.    Our compensation committee provides a general review of our employee compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our Board of Directors, the compensation of our Chief Executive Officer and all other individuals designated by our Board of Directors as executive officers of our Company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our Chief Executive Officer and other executive officers, including annual performance objectives, and evaluates the performance of our Chief Executive Officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our Board of Directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire Board of Directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Geveden (chairman) and Mayer and Ms. Lenard, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The compensation committee held six meetings during 2021.

Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at https://investors.ttm.com/corporate-governance/highlights.

Mercer, Inc. (“Mercer”) was retained by our compensation committee to provide an independent review of the Company’s board and executive compensation programs, including an analysis of the competitive market for 2021. Our compensation committee assessed the independence of Mercer pursuant to SEC and NASDAQ rules and concluded that Mercer is independent and that the work of Mercer has not raised any conflict of interest. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis – Role of the Compensation Committee.”

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee oversees the selection and composition of our Board of Directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our Board of Directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our Board of Directors with the support of our compensation consultant, Mercer. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our environmental, social and corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our Board of Directors and considers questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our Board of Directors and management.

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in

TTM TECHNOLOGIES, INC.	15

writing in a timely manner and addressed and delivered to our Company’s secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. A stockholder who intends to recommend a nominee to our Board of Directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or as otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board of Directors.

The charter of our nominating and corporate governance committee provides that the value of diversity on our Board of Directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our Board of Directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our Board of Directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the Board of Directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.

The current members of our nominating and corporate governance committee are Mses. England (chairwoman) and Lenard and Mr. Mayer, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The nominating and corporate governance committee held five meetings during 2021.

Our nominating and corporate governance committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at https://investors.ttm.com/corporate-governance/highlights.

Government Security Committee.    As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (“NISP”). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). We have also previously reported that we are party to a Special Security Agreement with the United States Defense Security Service. That special security agreement, among other things, requires that our Board of Directors appoint a Government Security Committee comprised of outside directors and directors who are officers of our Company, each of whom must be a U.S. resident citizen that are eligible to access secret information, as classified by the United States Government. The Government Security Committee is

TTM TECHNOLOGIES, INC.	16

responsible for ensuring that we maintain appropriate policies and procedures to safeguard the classified and export-controlled information in our possession and to ensure that we comply with applicable laws and agreements. The current members of our government security committee are Ms. England, Dr. Zakheim (chairman), and Messrs. Alder, Edman, and Geveden. The government security committee held four meetings during 2021.

Board Leadership Structure.    We believe it is our Chief Executive Officer’s responsibility to manage our Company’s operations and the Chairman’s responsibility to lead our Board of Directors. Given the significant responsibilities with which our Chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman who is dedicated to leading the Board of Directors for the Company. To this end, our corporate governance guidelines provide that our Chief Executive Officer may not be our Chairman, and that our Chairman will be selected from our independent directors. In making its decision to separate the Chief Executive Officer and Chairman roles, our Board of Directors considered the time that Mr. Edman is required to devote to the Chief Executive Officer position, particularly given the demands imposed on our global Company. By segregating the role of the Chairman, we reduce any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders.

Our Board of Directors currently has eight independent members and one non-independent member, specifically Mr. Edman, our President and Chief Executive Officer. A number of our independent board members are currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the Board of Directors by a non-executive chairman, benefits our Company and our stockholders.

The special security agreement to which we are a party establishes certain criteria for the qualifications of our directors and the composition of our Board of Directors, and also requires that a certain number of directors have strong national security qualifications, have no prior relationship with certain “affiliates” described in the special security agreement, and be U.S. citizens holding or eligible to hold personnel security clearances. Our current Board of Directors meets the composition criteria and our board has determined to maintain a classified Board of Directors partly because it is critical that we meet this important criteria.

We believe that we have a strong corporate governance structure that ensures independent discussion among, evaluation of, and communication with and access to, senior management. With the exception of our government security committee of which Mr. Edman is a member, all of our board committees are composed solely of independent directors, which provide independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process.    While our management is primarily responsible for managing risk, our Board of Directors and each of its committees play a role in overseeing our risk management practices. Our full Board of Directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our Company faces. Our Board of Directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, cyber security, operational, revenue, social responsibility, environmental and compliance risks, and it monitors key risks through reports and discussions regarding key risk areas at meetings of our Board of Directors and in committee meetings. Our Board of Directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our Board of Directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review, it considers risks associated with our Company.

Our Board of Directors allocates responsibility for overseeing risk management for our Company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance, environmental, health and cyber security and safety matters, liability insurance programs, and compliance with environmental legal and regulatory and social responsibility requirements. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and

TTM TECHNOLOGIES, INC.	17

internal controls; litigation; tax matters; the Code of Business Conduct and the Code of Ethics for the CEO and senior financial officers. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our Company and business. The audit committee regularly consults with our external auditor, KPMG LLP.

•

Our compensation committee is primarily responsible for overseeing risks that may be associated with executive retention, our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk-taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers these risks and an overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee retains outside compensation consultants and meets regularly with management to understand the financial, human resource, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee is discussed in this proxy statement under “Compensation Discussion and Analysis – Risk Management Considerations.”

•

Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our Board of Directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our Board of Directors a set of effective environmental, social and corporate governance principles designed to assure compliance with applicable standards.

•

Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession and for ensuring the mitigation of FOCI, including cyber security.

Through the activities of our audit, compensation, nominating and corporate governance, and government security committees, as well as the full Board of Directors’ interactions with management concerning our business and the material risks that may impact our Company, the Board of Directors and each respective committee is able to monitor our risk management process and offer critical insights to our management.

Our Insider Trading Policy prohibits our employees from engaging in certain transactions involving TTM’s securities, including but not limited to the use of financial instruments such as puts, calls, derivatives, zero-cost collars, and forward sales contracts, short sales, pledging TTM securities as collateral for a loan, or subject to margin call or other involuntary sales, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Our officers and directors are also further prohibited from engaging in these types of hedging transactions. See “Director Compensation – Stock Ownership, Hedging and Pledging Policies” and “Compensation Discussion and Analysis – Compensation Overview – Alignment of Compensation and Performance – Compensation Practices.”

Related Person Transaction Policies and Procedures.    It is the responsibility of our full Board of Directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our Board of Directors and members of our audit committee. From time to time, our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our Board of Directors and our executive officers. In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in NASDAQ rules) and our Company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our Company (as designated by our Board of Directors) and our Company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our Board of Directors in advance of entering into any such transaction.

Our corporate governance guidelines task our Board of Directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly.

TTM TECHNOLOGIES, INC.	18

Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our Company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full Board of Directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our Board of Directors, the director must disclose the interest to the full Board of Directors and our audit committee, must recuse themselves from participation in the related discussion, and must abstain from voting on the matter.

Stock Ownership Guidelines, and Hedging and Pledging Policies.    Our Board of Directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are prohibited from selling the shares that they are awarded under the Company’s Long Term Equity Incentive Plans until such time as they retire from our Board and are expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual cash retainer, and as our directors are subject to our insider trading policy, they are prohibited from pledging or hedging their shares. All of our directors, except Ms. Jackson who joined our Board in June 2021, meet the stock ownership guidelines as of the Record Date. In addition, the Company has adopted stock ownership guidelines for the Chief Executive Officer and his direct reports. For a full description of such guidelines, see page 42.

DIRECTOR COMPENSATION

Effective with the second quarter of 2021, our non-employee directors receive the following compensation: an annual cash retainer of $70,000, an annual cash retainer of $9,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the Chairman of the Board receives an annual cash retainer of an additional $70,000, and the chairmen of our various board committees receive annual cash retainers as follows: $22,000 to our audit committee chairman, $17,000 to our compensation committee chairman, $13,000 to our government security committee chairman, and $12,000 to our nominating and corporate governance committee chairman. Annually, our nominating and corporate governance committee, in consultation with Mercer, reviews our board compensation against the board compensation of our peer companies to develop a reasonable board compensation package.

The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. In May 2021, the Chairman of the Board received restricted stock units (“RSUs”) having a value on the award date of $180,000 and each non-employee director received restricted stock units having a value on the award date of $140,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. In the instance where a Board Member serves a portion of the year, the compensation granted will be prorated for the time served that year. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date; however, in an effort to further align Board Members’ interests with those of our stockholders, delivery of the shares of common stock underlying the RSUs is deferred until retirement from the Board of Directors (or until one year after retirement in the case of certain prior grants).

Mr. Edman is not compensated for his service as a director. Mr. Edman’s compensation as our Chief Executive Officer and President is described below under “Compensation Discussion and Analysis” and “Executive Compensation”.

Nonqualified Deferred Compensation.    Our directors are permitted to defer 5% to 100% of annual director fees into our Executive and Director Deferred Compensation Plan. One of our directors participated in the Executive and Director Deferred Compensation Plan in 2021.

TTM TECHNOLOGIES, INC.	19

Director Summary Compensation Table for Fiscal Year 2021

The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during 2021.

Name	Fees Earned or Paid in Cash(1)	RSU Awards(2)	Stock Option Awards(2)	Total
Kenton K. Alder	$ 69,000	$145,827	--	$214,827
Julie S. England	$ 88,500	$145,827	--	$234,327
Philip G. Franklin	$100,000	$145,827	--	$245,827
Rex D. Geveden	$130,000	$187,498	--	$317,498
Pamela B. Jackson(3)	$ 39,500	$123,796	--	$163,296
Robert E. Klatell(4)	$ 77,000	$ 0	--	$ 77,000
Chantel E. Lenard	$ 82,500	$145,827	--	$228,327
John G. Mayer	$ 93,000	$145,827	--	$238,827
Dov S. Zakheim	$ 91,000	$145,827	--	$236,827

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.
(2)

Amounts shown reflect the fair value of RSUs on the grant date. The value is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the grant date. For a discussion of valuation assumptions, see Note 14 to our 2021 consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2022. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of January 3, 2022, and (ii) the number of RSUs and option awards that were not vested as of January 3, 2022.

(3)	Pamela B. Jackson was appointed to our Board of Directors in June 2021.
(4)	Robert E. Klatell retired from our Board of Directors in May 2021.

Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2021 Year End

Name	RSUs Outstanding at Fiscal Year End	Number of RSUs that Have Not Vested(1)	Options Outstanding at Fiscal Year End	Number of Options that Have Not Vested
Kenton K. Alder	81,216	9,900	0	0
Julie S. England	51,220	9,900	20,000	0
Philip G. Franklin	105,809	9,900	0	0
Rex D. Geveden	41,553	12,729	20,000	5,000(2)
Pamela B. Jackson	8,585	8,585	0	0
Chantel E. Lenard	35,123	9,900	20,000	5,000(3)
John G. Mayer	126,035	9,900	0	0
Dov S. Zakheim	109,600	9,900	0	0

(1)	The RSUs vest on May 12, 2022, with the exception of Ms. Jackson. Her RSUs vest on June 21, 2022.
(2)	Such options vest on May 9, 2022.
(3)	Such options vest on October 18, 2022.

TTM TECHNOLOGIES, INC.	20

Compensation Consultant and its Affiliates

Mercer was retained by our compensation committee to provide an independent review of the Company’s executive compensation programs, including an analysis of the competitive market for 2021. In addition, Mercer assisted the compensation committee with its evaluation of the risks associated with our compensation programs, and executive director compensation data. Additionally, Mercer provided our nominating and corporate governance committee with an assessment of director compensation and assistance in developing the Compensation Discussion and Analysis included in this Proxy Statement. Mercer also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; vesting practices and ownership guidelines; target incentive opportunities; and compensation trends for board and committee members. Upon request from management, and independent of the compensation committee, a separate Mercer team provided support for our global HR system. During 2021, the compensation committee also engaged Aon/Radford for services rendered in connection with the administration of our deferred compensation plan, computation of total stockholder return (“TSR”) relative to our TSR Peer Group, and for compensation survey data. A summary table for both Mercer and Aon/Radford is included below. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis — Role of the Compensation Committee.”

Consultant	Scope/Project	2021 Fees

Aon/Radford	Deferred Compensation Program Administration	$17,700

Aon/Radford	Computation of total stockholder return (TSR)	$12,800

Aon/Radford	Compensation survey data	$31,700

Mercer	Global HRIS Support	$98,300

Mercer	Executive Compensation consulting	$98,400

Mercer	Compensation Survey Data	$35,700

TTM TECHNOLOGIES, INC.	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 15, 2022 by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number	Percentage(2)
Directors and Executive Officers:
Thomas T. Edman(3)	590,897	*
Todd B. Schull	189,860	*
Douglas L. Soder	149,326	*
Philip Titterton	33,796	*
Daniel J. Weber	38,720	*
Kenton K. Alder(4)	40,106	*
Julie S. England(5)	20,000	*
Philip G. Franklin(6)	10,000	*
Rex D. Geveden(7)	15,000	*
Pamela B. Jackson(8)	0	*
Chantel E. Lenard(9)	15,000	*
John G. Mayer(10)	9,167	*
Dov S. Zakheim(11)	0	*
All directors and executive officers as a group (13 persons)	1,111,872	1.1%
Directors and Executive Officers:
5% Stockholders(12)
BlackRock, Inc.(13)	16,638,479	15.9%
The Vanguard Group(14)	11,227,551	10.8%
FMR LLC(15)	9,429,379	9.0%
Dimensional Fund Advisors LP(16)	7,335,397	7.0%
Thrivent Financial for Lutherans (17)	5,458,373	5.2%
Macquarie Investment Management(18)	5,406,270	5.2%

*	Represents less than 1% of our outstanding common stock.
(1)	Except as otherwise indicated, the address of each person listed on the table is 200 East Sandpointe Suite 400, Santa Ana, CA 92707.
(2)

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, RSUs, and performance-based restricted stock units (“PRUs”), held by that person that are currently exercisable or will become exercisable or releasable within 60 days after March 15, 2022 but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 101,629,833 shares of our common stock outstanding as of March 15, 2022.

(3)

Does not include 35,261 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 18,826 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our Board of Directors.

(4)	Does not include 81,216 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.
(5)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 51,220 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(6)	Does not include 105,809 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

TTM TECHNOLOGIES, INC.	22

(7)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 41,553 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(8)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 8,585 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(9)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 35,123 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(10)

Does not include 126,035 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 109,600 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our Board of Directors.

(11)	Does not include 109,600 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.
(12)	The percentage of shares beneficially owned by 5% stockholders is from their respective SEC filing.
(13)

Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 16,415,519 shares and sole dispositive power over 16,638,479 shares. Such information is as reported on Schedule 13G/A filed by BlackRock with the SEC on January 28, 2022. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(14)

Represents shares of our common stock held by The Vanguard Group and certain of its affiliates, referred to as Vanguard. Vanguard has sole voting power over 0 shares, shared voting power over 133,700 shares, sole dispositive power over 11,016,609 shares and shared dispositive power over 210,942 shares. Such information is as reported on Schedule 13G/A filed by Vanguard with the SEC on February 10, 2022. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Represents shares of our common stock held by FMR LLC, on behalf of itself and its affiliates, referred to as FMR. Based on the information reported on Schedule 13G/A filed by FMR with the SEC on February 9, 2022: (i) FMR reported beneficial ownership of 9,429,379 shares, sole voting power as to 2,091,126 of the shares, and sole dispositive power as to 9,429,379 of the shares; (ii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and may be deemed to form a controlling group; and (iii) neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity funds’ Board of Trustees. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(16)

Represents shares of our common stock held by Dimensional Fund Advisors LP, and certain of its affiliates, referred to as Dimensional. Dimensional has sole voting power over 7,196,229 shares and sole dispositive power over 7,335,397 shares. Such information is as reported on Schedule 13G/A filed by Dimensional with the SEC on February 8, 2022. The address for Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(17)

Represents shares held in the Thrivent Defined Benefit Plan Trust for which Thrivent Financial for Lutherans serves as investment advisor, of which 2,441,990 shares are held by registered investment companies for which Thrivent Financial for Lutherans serves as investment advisors, and 2,962,209 shares are held by registered investment companies for which Thrivent Asset Management, LLC and a wholly-owned subsidiary of Thrivent Financial for Lutherans, serves as investment advisor. Such information is reported on Schedule 13G filed by Thrivent Financial for Lutherans with the SEC on February 14, 2022. The address for Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.

(18)

Represents shares of our common stock deemed beneficially owned by Macquarie Investment Management due to reporting person’s ownership of Macquarie Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Global Limited. Such information is as reported on Schedule 13G/A filed by Macquarie Investment Management with the SEC on February 14, 2022. The address for Macquarie Investment Management is 50 Martin Place Sydney, New South Wales, Australia.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the fiscal year ended January 3, 2022, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the fiscal year ended January 3, 2022.

TTM TECHNOLOGIES, INC.	23

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer, our Chief Financial Officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers or NEOs). Our named executive officers are:

Name	Age	Position(s) Held
Thomas T. Edman	59	Chief Executive Officer, President and Director
Todd B. Schull	63	Executive Vice President and Chief Financial Officer
Douglas L. Soder	61	Executive Vice President and President Commercial Sector
Philip Titterton	56	Executive Vice President and Chief Operating Officer
Daniel J. Weber	50	Executive Vice President and General Counsel

Biographical information regarding these officers is set forth below, except for Mr. Edman, whose biography is set forth above with our other directors.

Todd B. Schull has served as our Executive Vice President and Chief Financial Officer since March 2013. Mr. Schull joined our Company as an Executive Vice President in February 2013. Prior to joining us, Mr. Schull served as Senior Vice President of Finance and Corporate Controller of Sanmina Corporation from 2005. Mr. Schull started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Ultratech, Repeater Technologies, and VA Linux. Mr. Schull holds a Bachelor of Science degree in accounting from the University of Utah.

Douglas L. Soder has served as our Executive Vice President and President of the Commercial Sector since July 2018. Mr. Soder joined TTM in November 2006 as Executive Vice President with responsibility for Global Sales. Since that time and prior to his current assignment, he also served as President of the North America Business Unit and President of the Communications & Computing Business Unit. Before joining our Company, Mr. Soder held the position of Executive Vice President for Tyco Electronics—Printed Circuit Group. During a 23-year career at Tyco Electronics, Mr. Soder served in a variety of sales, sales management, and business leadership positions at its AMP Incorporated and Tyco Printed Circuit Group (PCG) subsidiaries. Mr. Soder holds a Bachelor of Arts degree in political science from Dickinson College.

Philip Titterton has served as our Executive Vice President and Chief Operating Officer since January 2020. Mr. Titterton also served as Senior Vice President and President of the Aerospace & Defense / Specialty Business Unit from January 2016 until December 2019 and as Vice President of Operations, North America since 2006. He also held positions as Vice President of Operations and General Manager for Tyco Electronics Printed Circuit Group from 1992 until our acquisition of that company in October 2006. Mr. Titterton received his bachelor’s degree in electrical engineering from Lehigh University.

Daniel J. Weber has served as our Executive Vice President and General Counsel since January 2020 and leads the Office of the General Counsel which includes the contracts and administration function. As of January 1, 2022, Mr. Weber was appointed Chairman of IPC and Government Relations Commission. Before joining TTM in 2015, Mr. Weber served as the General Counsel for Viasystems for approximately 11 years and had served as in-house counsel for Viasystems for over 15 years. Mr. Weber previously also served as Vice President and General Counsel of Courtesy Corporation, a plastic molding manufacturer based in the United States, and as General Counsel of International Wire Group, Inc., a multinational insulated and bare copper wire manufacturer. Prior to embarking on his in-house legal career, Mr. Weber worked in private practice at Gallop, Johnson & Neuman, L.C. in the corporate and securities group. Mr. Weber completed his undergraduate work from University of Kansas and received his law degree from St. Louis University.

TTM TECHNOLOGIES, INC.	24

This CD&A is organized into four sections:

•	Compensation Overview – Alignment of Performance and Compensation (Page 25)

•	Executive Compensation Philosophy and Objectives (Page 28)

•	Role of the Compensation Committee (Page 28)

•	Compensation Structure (Page 30)

Compensation Overview – Alignment of Compensation and Performance

Our goal is to tie the Company Executive’s compensation closely with performance. The information below provides an executive summary of the Company’s financial performance for fiscal year 2021 and how pay is aligned with performance.

KEY ACCOMPLISHMENTS IN 2021

TTM’s commitment to its strategy of diversification, differentiation and discipline led to TTM’s continued financial strength in 2021. Due to disciplined operations and cost controls, we generated Non-GAAP net income of $138.0 million in 2021. For a discussion explaining the use of the Non-GAAP metrics and reconciliation to audited GAAP metrics, see Annex A attached hereto.

PERFORMANCE HIGHLIGHTS

Highlights from 2021

•	The Company achieved solid financial performance despite certain impacts caused by the COVID-19 pandemic.

•	Revenues grew 6.8% year on year driven by commercial markets.

•	Non-GAAP EPS grew to $1.28/share from $1.10/share.

•	2021 cash flow from operations was $176.6 million.

•	Re-financed our senior notes, lowering the interest rate and extending the tenor.

•	Strong growth in automotive, data center computing, medical, industrial and instrumentation end markets.

TTM TECHNOLOGIES, INC.	25

ALIGNMENT OF PAY AND PERFORMANCE

TTM’s executive compensation is strongly aligned to Company performance and measurable financial metrics. The following charts show metrics that we track related to our financial performance over the past three years.(1)

1

All of the metrics discussed in this proxy statement exclude the Mobility business unit that we sold in 2020, but still include the two E-M Solutions facilities that have ceased operations. For a discussion explaining the use of the Non-GAAP metrics, see Annex A attached hereto.

TTM TECHNOLOGIES, INC.	26

The charts below measure the total compensation for the CEO and the average total compensation for each of our NEOs for the past three years.

These charts demonstrate consistent alignment in performance-based compensation for the three-year period with the Company’s performance over such three-year period. Simply stated, as the Company’s performance and the price of the Company’s common stock on the NASDAQ increases or decreases, so too does the total compensation realized by our executives.

(1)

Total compensation consists of salary paid, the value of RSUs that vested during the fiscal year, short term incentive compensation for that fiscal year, and PRUs earned for the performance period during the fiscal year.

(2)

This chart illustrates the average compensation received by the group of NEOs as reported in our proxy statements for the years 2019, 2020 and 2021, even though the group of NEOs has changed each year.

2021 SAY ON PAY VOTE

At our 2021 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2021 proxy statement. Approximately 99.5% of the votes cast on the matter were voted “For” such advisory “Say-on-Pay” approval, thereby providing the compensation committee with verification that its compensation practices align the interests of the Company’s executives with those of the Company’s stockholders.

COMPENSATION PRACTICES

We continually review the Company’s executive compensation program to maintain compensation practices that are in the best interests of our stockholders. Some of our key policies are summarized below:

WHAT WE DO:	WHAT WE DON’T DO:

• We tie pay to performance, including through the use of performance share units	• We do not maintain pension plans or other executive retirement plans

• We use double triggers in our severance agreements and our equity awards	• We do not provide tax gross up payments for any amounts considered to be excess parachute payments

• We maintain significant stock ownership guidelines for our NEOs	• We do not allow hedging or pledging of our stock

• We have a robust clawback policy	• We do not permit the repricing of stock options without prior stockholder approval

• The Committee engages an independent compensation consultant	• We do not provide excessive perquisites

• We conduct annual compensation risk assessments

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Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, which is established by the compensation committee of our Board of Directors, is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

We use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. We generally target total compensation around the 50th percentile of comparable companies. We believe that this philosophy will continue to enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including compensation practices of businesses acquired by us, and Company and individual performance.

Each year our compensation committee, together with our senior management, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on performance and what our compensation committee believes is in the best interests of our stockholders.

We believe that our use of restricted stock units and performance-based restricted stock units, together with an annual incentive bonus program that is based on various combinations of global operating income, business unit operating income, and global and business unit cash flow from operations as a percentage of revenue shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based cash bonuses, performance-based equity incentives and time-based equity incentives. We have no executive retirement plans except our 401(k) plan and deferred compensation plan available to North America employees. We provide very limited perquisites except the expatriate compensation packages provided to Mr. Soder related to his assignment in Hong Kong which concluded in 2021.

Role of the Compensation Committee

General.    Our compensation committee, which is currently comprised of three independent members of our Board of Directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things:

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our Board of Directors) of individual compensation for our executive officers, including our Chief Executive Officer;

•	the approval of annual and long-term incentive performance metrics as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also helps analyze the reasonableness and effectiveness of our overall executive compensation packages.

While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our Board of Directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our Chief Executive

TTM TECHNOLOGIES, INC.	28

Officer, the non-employee members of our Board of Directors. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of our Chief Executive Officer or other management. Our compensation committee typically discusses proposals for our Chief Executive Officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our Chief Executive Officer.

Compensation Consultant.    Our compensation committee has historically engaged the services of an outside compensation consultant to provide independent advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

Our compensation committee continued our engagement with Mercer with respect to 2021 compensation matters. Mercer (the “Compensation Consultant”) was retained to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, the Compensation Consultant evaluated our selected peer companies and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other senior officers. The Compensation Consultant also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation, vesting practices and ownership guidelines; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. In addition, the Compensation Consultant assisted the compensation committee with its evaluation of the risks associated with our compensation programs and provided our nominating and corporate governance committee with an assessment of our directors’ compensation.

The Compensation Consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. The Compensation Consultant reviews various proposals presented to the committee by management, and provides updates on market trends and the regulatory environment as it relates to executive compensation. The Compensation Consultant reports directly to our compensation committee and not to management. The Compensation Consultant performed consulting work related to a broad-based compensation survey the Company performed and ongoing support to HR systems in 2021. Our compensation committee assessed the independence of the Compensation Consultant pursuant to SEC and NASDAQ rules and concluded that the Compensation Consultant is independent and that the work of the Compensation Consultant has not raised any conflicts of interest.

Management Role in Setting Compensation.    Members of our human resources and finance departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to define financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual salaries and variable pay amounts for members of the executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short-term and long-term incentive plans. Our Chief Executive Officer is generally subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

TTM TECHNOLOGIES, INC.	29

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation: base salary, annual incentive bonus and long-term equity incentives.

Pay Mix.    In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short-term and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. We have no pre-established policy for allocating between either cash and non-cash or short-term and long-term compensation.

Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation received or will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at-risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets.

The charts below show the mix of base salary, actual annual incentive, and the grant date fair value of equity grants for the CEO and other NEOs in 2021. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 61% for our CEO) is variable or performance-based annual and long term incentives.

TTM TECHNOLOGIES, INC.	30

Base Salary.    Base salaries for our executive officers are determined based on the level of the position within our Company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. We believe that providing base salaries around the median of our peer group and the broader market survey provided by our Compensation Consultants will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.

Base Salaries for 2021.    Based on the Company’s performance and each individual’s performance during a challenging manufacturing environment and due to increases in inflation generally, Mr. Edman recommended the base salaries for all NEOs be increased on July 1, 2021. We froze base salaries in 2020 for all executive officers due to economic uncertainty with the COVID-19 pandemic. After its review, our compensation committee approved the base salaries recommended by Mr. Edman for our other executive officers for 2021.

A summary of base salary for the past two years for all NEOs is outlined below:

Name	Base Salary
	2020	2021	Y/Y Change
Thomas T. Edman	$725,000	$800,000	10%
Todd B. Schull	$485,000	$500,000	3%
Douglas L. Soder	$485,000	$500,000	3%
Philip Titterton(1)	$380,000	$500,000	32%
Daniel J. Weber	$410,000	$440,000	7%

(1)	Reflects market alignment on base salary after freezing all executive salaries in 2020.

Annual Incentive Bonus Plan.    Our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term financial metrics and individual goals. The financial metrics comprise 90% while the individual goals are 10% of each NEO’s bonus plan.

To support collaboration within our senior management team, our compensation committee rewards all of our executive officers for company-wide performance by tying bonus awards to our operating income and operating cash flow and rewards executives responsible for business unit performance by also tying awards to business unit performance. The compensation committee believes operating income and operating cash flow are good indicators for capturing our success given the market in which we compete and are measures that management can easily track and communicate to employees throughout the performance period. In addition, individual performance goals ensure that other important areas of our business are measured and emphasized. They may include but are not limited to customer satisfaction, market positioning and growth, structural and organizational improvements, specific organizational talent actions, and critical projects and assignments.

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In response to the recommendations of management, our compensation committee based the Company’s incentive bonus plan on several metrics that the committee believed most closely aligned the executive’s incentive pay with metrics that the executive is responsible for managing. For 2021, the below chart reflects the weight of each performance metric.

Name	Global Operating Income	Global Cash Flow as % of Revenue	Business Unit Operating Income	Individual Goals
Thomas T. Edman	72%	18%	--	10%
Todd B. Schull	72%	18%	--	10%
Douglas L. Soder	36%	14%	40%	10%
Philip Titterton	72%	18%	--	10%
Daniel J. Weber	72%	18%	--	10%

Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our Company’s actual performance. The table below lists the 2021 base salaries and bonus levels for each of our current named executive officers at the different potential achievement outcomes. This table includes both the financial metrics as well as the individual goals.

Name	2021 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
		0-59% of Target	60% of Target	80% of Target	100% of Target	120% of Target(1)
Thomas T. Edman	$800,000	0%	36%	66%	125%	256%
Todd B. Schull	$500,000	0%	26%	42%	80%	152%
Douglas L. Soder	$500,000	0%	26%	42%	80%	152%
Philip Titterton	$500,000	0%	26%	42%	80%	152%
Daniel J. Weber	$440,000	0%	22%	35%	65%	124%

(1)	Represents maximum potential bonus payout. Individual goals are capped at 100% of target.

Annual Incentive Bonus for 2021.    In February 2022, our compensation committee reviewed our 2021 performance relative to the 2021 operating income and cash flow from operations as a percentage of revenue goals. The performance was certified at 99.0% of the global operating income target and 66.1% of our goal for global cash flow from operations as a percentage of revenue. The compensation committee also reviewed and assessed the performance achieved against the individual goals that had been established for each of the members of the Company’s executive team, including Messrs. Edman, Schull, Soder, Titterton, and Weber. We use particular individual performance goals to ensure that other important areas of our business are measured and emphasized, which may include but are not limited to customer satisfaction, market positioning and growth, structural and organizational improvements, and critical projects and assignments. Performance goals do not payout unless our Company achieves its threshold financial performance metrics. As a result, our compensation committee authorized the payment of 2021 incentive bonuses as follows:

Name	2021 Incentive Bonus	% of Target Payout
Thomas T. Edman	$803,758	84%
Todd B. Schull	$335,989	85%
Douglas L. Soder	$509,762	129%
Philip Titterton	$291,121	83%
Daniel J. Weber	$236,496	86%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial targets for our annual incentive bonus program. In general, management makes the initial recommendation for the financial target based upon our Company’s annual board-approved

TTM TECHNOLOGIES, INC.	32

budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after potentially making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure such as acquisitions or divestitures) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent year.

In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.

Long-Term Equity Awards.    We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our Company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants, as well as the potential dilution associated with the equity awards.

We currently grant equity awards from our 2014 Plan, which was adopted by our Board of Directors and approved by our stockholders and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.

Our year-to-date gross share run rate (calculated using granted restricted shares, options and performance shares at target as a percentage of our total outstanding shares) as of January 3, 2022 was 1.6%. As of January 3, 2022, our three-year average share run rate was 1.7%. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Plan and our 2014 Plan.

Since 2010, we have used two forms of equity for long-term equity incentive compensation for our executive officers: RSUs are weighted 45% and PRUs are weighted 55% for named executive officers and RSUs are weighted 30% and PRUs are weighted 70% for our CEO.

Restricted Stock Units.    RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments, aimed at strengthening retention with our Company, except that recipients may be

TTM TECHNOLOGIES, INC.	33

entitled to a pro-rata amount of RSUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service). In 2021, we granted time-vested RSUs for an aggregate of 1,395,163 shares of our common stock to a total of 1,132 employees and non-employee directors, of which time-vested RSUs for an aggregate of 144,045 shares were issued to Messrs. Edman, Schull, Soder, Titterton and Weber.

Performance RSUs.    In order to strengthen pay-for-performance, our compensation committee approved a long-term incentive program for our executive officers and certain other members of our senior management team to drive achievement to specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Our objective of the PRU program is to align total stockholder return and each executive’s compensation.

Under the PRU Program, a target number of PRUs are awarded annually using a three-year performance period to encourage long term retention of the executives of the Company. The number of shares of our common stock released at the end of the three-year performance period will range from zero to 2.4 times the target number of the PRUs granted to each executive depending on the Company’s performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for each of the three years prior to the final vesting of the shares are based on total annual revenue and adjusted EBITDA (1), each of which is equally weighted, and (b) an overall “modifier” based on our Company’s TSR over a three-year performance period relative to a TSR Peer Group of peer companies selected by our compensation committee each year.

Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period of three years in order to receive shares of common stock at the end of the three-year performance period. Recipients may also be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or retirement.

The key financial metrics of total annual revenue and adjusted EBITDA are equally weighted under our PRU Program. The metric of adjusted EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Adjusted EBITDA is also a complementary metric to the total annual revenue metric used under the PRU Program. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize the issuance of common stock under the PRU Program.

The TSR modifier is intended to ensure that shares of common stock issued at the end of the three-year period are limited if our stock performance is significantly below the median TSR of our TSR Peer Group for each three-year performance period and such issuance of common stock would be enhanced if our stock performance is above the median TSR of our TSR Peer Group.

Under the PRU Program, annual financial goals are set in the first quarter of each year, and performance is reviewed after the end of each year. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved for each of the three years in the performance period, resulting in a total of six measurements. If we do not achieve at least 60% threshold level of total annual revenue or adjusted EBITDA performance for any of the six measurements, the amount earned for that performance element of one-sixth of the award would be zero. If we achieve the 60% threshold for any of the targeted levels of total annual revenue and adjusted EBITDA performance for any of the six measurements, a percentage (ranging on a sliding scale from 40% to 160%) would be applied to one-sixth of the participant’s calculation of the number of units earned during such period. If we achieve 120% or more of the target level of total annual revenue or adjusted EBITDA for any of the six measurements, the amount earned for that performance element of the award would be 160% of one-sixth of the initial PRU award.

The chart below is an example of the PRU units the participant would earn (and “bank,” pending application of the TSR modifier), if a named executive officer received a target award of 234,000 PRUs, and we achieve (i) 130% of the

(1)	For the reconciliation of the use of the non-GAAP metric of adjusted EBITDA and the GAAP measures, please refer to Annex A attached hereto.

TTM TECHNOLOGIES, INC.	34

revenue target and 60% of the adjusted EBITDA target in the first year, (ii) 100% of each of the revenue and adjusted EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the adjusted EBITDA target in the third year:

	Total Grant	Year 1	Year 2	Year 3	Earned Shares
Assumptions	234,000	234,000/6 = 39,000	234,000/6 = 39,000	234,000/6 = 39,000
130% of revenue target		160% x 39,000			62,400
60% of adjusted EBITDA target		40% x 39,000			15,600
100% of revenue target			100% x 39,000		39,000
100% of adjusted EBITDA target			100% x 39,000		39,000
120% of revenue Target				160% x 39,000	62,400
55% of adjusted EBITDA target				0 x 39,000	0
					218,400

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At the end of the three-year performance period, the base calculations of the six performance metrics is then adjusted by applying a modifier to the PRU calculation of the six measurements against the goals set during the performance period. The TSR modifier measures our Company’s TSR based on stock price changes (using for each year’s awards the six-month trailing average closing price at the beginning of the year compared to the six-month trailing average closing price three years later), and assuming reinvestment of dividends, relative to the TSR of our TSR Peer Group for the same three-year period. If our TSR is below the 10th percentile of the TSR Peer Group, the modifier would be zero, and therefore, no shares would be released with respect to the PRU program subject to such three-year performance period. In the 2021 PRU program, if our TSR is between the 10th and 50th percentile at the end of the three-year performance period, the modifier would range between 0.6 and 1.0, if the TSR is greater than 50% and up to 80% the modifier will range from 1.0 and 1.5. If our TSR is at or above the 80th percentile of the applicable TSR Peer Group for the three-year performance period, the maximum modifier of 1.5 will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. See the chart below which demonstrates the relationship between the TSR results and the calculation of the TSR modifier used for our PRU programs.

2021 Relative TSR	Maximum Modifier
80th percentile & above	150%
50th percentile	100%
10th percentile (Threshold)	60%
Below 10th percentile	0%

In order to finish our representative example set forth above, assuming that the participant was credited with 218,400 PRU units at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the applicable group of comparable companies, a total of 327,600 shares of our common stock would be released to the participant for that period. The below chart provides the last step in the example calculation of our PRU program.

Peer Ranking	Calculated Units	Modifier	Total Share Award
Below 10th Percentile	218,400	0	0
50th Percentile	218,400	60% to 100%	131,040 to 218,400
80th Percentile & above	218,400	150%	327,600

TTM TECHNOLOGIES, INC.	36

To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of the applicable group of comparable companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units and payable in shares.

Equity Award Mix.    Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vested RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

Long-Term Equity Awards for 2021.    Our compensation committee balances the mix of time-vested RSUs, which are designed to promote retention, and PRUs, which are designed to grow long-term value with our Company, in accordance with the overall philosophy valuing both components of equity compensation, with an emphasis on driving long-term value. In determining the ratio between PRU and time-vested RSU awards, the compensation committee reviewed and took into consideration compensation practices at other companies, our Compensation Consultants’ recommendations, and the compensation committee’s desire to ensure that a significant portion of equity compensation be tied to our Company’s performance against our peers. Additionally, the compensation committee desired to ensure that its equity program was competitive, provided long term retention of critical leadership talent, and best aligned pay practices with the interests of our stockholders. The following table sets forth the value of our 2021 equity awards and the number of time-vested RSUs and (at target) PRUs awarded to our executive officers for 2021.

Name	Dollar Value of Equity Grants			Number of Shares of Equity Grants(1)
	Performance	Time-Vested	Total	Performance	Time-Vested(2)	Total
Thomas T. Edman	$1,260,000	$540,000	$1,800,000	86,717	37,164	123,881
Todd B. Schull	$ 495,000	$405,000	$900,000	34,067	27,873	61,940
Douglas L. Soder	$ 495,000	$405,000	$900,000	34,067	27,873	61,940
Philip Titterton	$ 495,000	$405,000	$900,000	34,067	27,873	61,940
Daniel J. Weber	$ 412,000	$338,000	$750,000	28,355	23,262	51,617

(1)

The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $14.53, which was the six-month trailing average closing price of our common stock as of June 22, 2021, the grant date for those awards. On June 22, 2021, the closing sales price for our common stock was $14.39.

(2)	One-third of the Time-Vested RSUs vest on each of the first three anniversaries of the grant date.

The annual financial performance goal or goals for future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or adjusted EBITDA in those years. Whether any units credited under our future grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.

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Settlement of PRUs for 2019-2021 Performance Period.    The PRUs granted in 2019 have vested and resulted in the issuance of shares to some of our executive officers. The below charts detail the calculations of the PRUs that vested in 2021 and were paid out in 2022. The final TSR modifier was 63%, which was then applied against the financial results for each tranche resulting in the final shares released, which was 57.3% of the original granted shares.

Name	Original # Granted Shares	# Shares ’19 Rev	# Shares ’19 Adjusted EBITDA	# Shares ’20 Rev	# Shares ’20 Adjusted EBITDA	# Shares ’21 Rev	# Shares ’21 Adjusted EBITDA	TSR Multiplier Final Shares Released
% of Achievement vs Budget		84.2%	67.4%	94.4%	90.1%	113.8%	95.9%	57.3%
Thomas T. Edman	99,555	8,803	7,053	9,876	9,421	11,896	10,027	57,076
Todd B. Schull	38,666	3,419	2,739	3,836	3,659	4,620	3,894	22,167
Douglas L. Soder	38,666	3,419	2,739	3,836	3,659	4,620	3,894	22,167
Philip Titterton	38,666	3,419	2,739	3,836	3,659	4,620	3,894	22,167
Daniel J. Weber	21,333	1,886	1,511	2,117	2,019	2,549	2,148	12,230

Compensation Levels and Benchmarking.    Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. Our compensation committee reviewed the compensation of our officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our Compensation Consultant.

Peer Groups.    The compensation committee reviews the peer groups regularly and makes adjustments to account for events such as acquisitions, mergers and the like. For 2021, Mercer recommended, and the committee adopted, the same approach to our Executive Compensation Peer Group using the same criteria used in 2020 including (i) North America based companies with revenues between $1.0 billion and $3.0 billion, and (ii) companies with market capitalization between $250 million and $2.5 billion. For the fiscal year ended January 3, 2022, our revenue was $2.2 billion and our market capitalization was approximately $1.6 billion. For 2021, Mercer further recommended refinements to our Executive Compensation Peer Group, to account for companies who have substantially changed as a result of a transaction. As a result, two companies were removed: AVX and Advanced Micro Devices while three were added: AAR Corp., Hexcel Corporation, and Crane Co. This resulted in a peer group that included the companies listed on the chart below, which along with the broader survey discussed below, were used for benchmarking purposes.

Our compensation committee believes that the selected TSR Peer Group is more appropriate for determining TSR under our PRU Program as it provides a comparison of our Company’s stock price performance against our global competitors. For a discussion regarding how the TSR Peer Group affects executive compensation, please see the “Long Term Equity Awards” section on page 33.

TTM TECHNOLOGIES, INC.	38

The following chart lists each of the companies that have been included by our compensation committee in the Executive Compensation and TSR Peer Groups for 2020 and 2021:

Companies	Executive Compensation Peer Group		TSR Peer Group
	2020	2021	2020	2021
AAR Corp.		✓
Advanced Micro Devices	✓
Amphenol			✓	✓
AT&S			✓	✓
AVX	✓
Benchmark Electronics	✓	✓	✓	✓
Celestica	✓	✓	✓	✓
Chin Poon Industrial			✓	✓
Cobham			✓
Compeq Manufacturing			✓
Crane Co.		✓	✓	✓
Cubic	✓	✓
Curtiss-Wright	✓	✓
Daeduck Electronics			✓
Fabrinet	✓	✓
Firan Technology Group				✓
Flextronics International			✓	✓
Gold Circuit Electronics			✓	✓
Hexcel Corporation		✓
Ibiden			✓
Jabil			✓	✓
Mercury Systems			✓	✓
Moog	✓	✓
Nanya Technology			✓	✓
ON Semiconductor	✓	✓
Plexus	✓	✓	✓	✓
Samsung Electro-Mechanics			✓	✓
Sanmina	✓	✓	✓	✓
Teledyne Technologies	✓	✓
Trimble Navigation	✓	✓
Tripod Technology			✓	✓
Triumph Group	✓	✓
Unimicron Technology			✓	✓
Unitech Printed Circuit Board			✓	✓
Vishay	✓	✓
WUS Printed Circuit			✓	✓
Zebra Technologies	✓	✓
Zhen Ding Technology Holding			✓	✓

The peer groups are not used for the stock price performance graph included in our Annual Report on Form 10-K for the year ended January 3, 2022. That Form 10-K performance graph compares the cumulative total stockholder return on our common stock against the cumulative total return on the NASDAQ Composite Index and the Dow Jones U.S. Electrical Components & Equipment Index.

TTM TECHNOLOGIES, INC.	39

Mercer recommended the use of peer group data (where available) combined with data obtained from a broader compensation survey conducted by Radford (the “Radford Survey”) for comparing compensation of our executive officers. Mercer recommended the use of the Radford Survey for companies in the semiconductor, computer storage and peripherals, and communications equipment industries with approximate annual revenues between $1.0 billion and $3.0 billion, in order to align with the criteria used to select our 2021 Peer Group.

As discussed above, our compensation philosophy targets the compensation levels of our executive officers around the 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite survey data. Our compensation committee may have varied from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions. The compensation for our executive officers discussed herein for 2021 falls generally within this targeted range.

Our compensation committee intends to continue its practice of retaining consultants from time to time, as it deems appropriate, to advise it with respect to its policies and to provide compensation data from comparable companies.

Risk Management Considerations.    Our compensation committee believes that our performance-based bonus and equity programs for all eligible employees, including our executive officers, provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•

Annual incentive bonus compensation programs for management personnel are based on a combination of consolidated company, business unit and/or facility results, as well as individual goals that are established with input from the specific employee and their supervisors. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform as well.

•

Our compensation committee believes that operating income and operating cash flow as a percentage of revenues, the financial metrics used to determine the amount of an executive’s annual incentive bonus, are measures that drive long-term stockholder value. Moreover, the committee attempts to set ranges for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

•

The use and equal weighting of both revenue and adjusted EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize payout under the Company’s PRU program.

•

The metrics used to determine vesting of our PRUs are based on rolling three-year performance periods of our Company’s performance and the price of the stock of the Company over a six-month average. The committee believes that these extended performance periods encourage executives to attain sustained performance over several periods, rather than performance in a more limited period.

•	Our time-vested RSUs vest over a three-year period, encouraging executives to strive for long-term appreciation in equity values.

•

Our management incentive plan provides that executives will only receive payments if the Company achieves at least 60% of the target operating income set by our Board of Directors in any given year. Similarly, our PRU program provides that executives will “bank” PRU shares if we achieve at least 60% of the revenue and adjusted EBITDA targets. The committee believes that these minimum thresholds discourage management from taking excessive risk to achieve performance at a higher percentage of the established target.

•

Our management incentive plan and PRU program both have maximum caps which limit payouts while also recognizing exceptional performance. Maximum caps encourage management to exceed established performance targets however mitigate risk by limiting payouts which avoid excessive risk-taking or the sacrificing of future period performance.

TTM TECHNOLOGIES, INC.	40

•

Our PRU program uses a modifier of our TSR which is based on stock price fluctuations over a three-year period (using for each year’s awards the six-month trailing average closing price of the beginning of each year compared to the six-month trailing average closing sales price three years later) relative to the TSR of peer companies selected by our compensation committee. Our compensation committee believes that the use of a six-month trailing average closing stock price mitigates the potential risks of basing potential PRU payments on changes in stock prices that may not be reflective of long-term performance.

•	Because each of our executives is subject to our insider trading policy, among other restrictions, our executives are prohibited from pledging and hedging their shares of our stock.

•

Our Chief Executive Officer and his direct reports are subject to stock ownership guidelines. The guidelines provide that the Chief Executive Officer shall attain stock ownership with a value of five times salary within five years of tenure and that the direct reports of the Chief Executive Officer shall attain stock ownership with a value of three times salary within five years of the adoption of the policy or the executive’s tenure.

Other Compensation Elements

Nonqualified Deferred Compensation.    We have a deferred compensation plan that allows our directors, executive officers and other eligible employees to voluntarily defer receipt, on a pre-tax basis, of some of the compensation they have earned. This plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under our 401(k) savings plan. Our compensation committee approved the deferred compensation plan as a competitive practice to help us attract and retain top talent, and we expect to re-evaluate the plan from time to time. Amounts credited under the plan are credited with deemed earnings, but we do not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under our deferred compensation plan are not considered a material element of an executive officer’s overall compensation package.

Other Compensation.    All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.

Severance Payments and Accelerated Vesting of Equity Awards Upon Termination and/or a Change in Control.

All Employees.

We provide, in the event of a voluntary termination of employment in connection with retirement, our termination of a retirement-eligible employee without cause, or termination by reason of death or disability, for the acceleration of vesting of a pro-rated amount of RSUs based upon the number of months the retired, retirement-eligible, deceased or disabled employee was employed with us during the vesting period. In all other terminations of employment, including termination without cause, all unvested RSUs will be forfeited.

Executive Officers and Certain Senior Officers.

Our Board of Directors has approved Executive Change in Control Severance Agreements (“Severance Agreements”) for each of our executive officers and several other senior officers. Each of the Severance Agreements are “double trigger” severance agreements which provide that, subject to our Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by our Company without “Cause” during a “Pending Change in Control” (as such terms are defined in the Severance Agreement) or within 12 months following a “Change in Control” (as defined in the Severance Agreement) or (ii) by the executive for “Good Reason” (as defined in the Severance Agreement) within 12 months following a Change in Control, the executive will be entitled to receive payments without gross-ups as set forth in the disclosure provided on the Potential Payments Upon Change in Control or Termination chart on page 49.

The incentive equity agreements provided to each executive that has received RSUs and PRUs provide that upon a change in control, so long as the acquiring entity assumes the equity awards, the executives would continue to vest in their

TTM TECHNOLOGIES, INC.	41

previously granted equity awards. However, if upon a change in control the executive’s employment is terminated within twelve months of the change in control or, if the acquiring entity does not assume the equity awards granted to executives prior to the change in control, the unvested awards of RSUs and PRUs then outstanding would immediately vest, in full and at target, at the time of the change in control.

Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments Upon Change in Control or Termination.”

Other Arrangements

Director and Officer Indemnification Agreement.    We have entered into an amended and restated indemnification agreement with each of our directors and an indemnification agreement with certain of our corporate officers, including all of our named executive officers. Pursuant to this indemnification agreement, each director or officer that is a party thereto will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such director or officer, or on such director or officer’s behalf, arising out of service as a director or officer. The indemnification agreement further provides procedures for the determination of an indemnitee’s right to receive indemnification and the advancement of expenses.

Prohibitions on Hedging and Pledging of Shares.    Among other things, our insider trading policy prohibits our executive officers from engaging in put, call, derivative or short sale transactions, as well as pledging our securities as collateral for a loan.

Stock Ownership Guidelines.    In January 2019, our board amended its stock ownership guidelines for our Chief Executive Officer and adopted new stock ownership guidelines for our Chief Executive Officer’s direct reports. Those guidelines provide that within a period of five years, the Chief Executive Officer is to attain stock ownership with a value of five times his base salary and the direct reports to the Chief Executive Officer are to attain stock ownership with a value of three times base salary.

Clawback Policy.    Our board established a clawback policy to permit the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In the event the Company is required to prepare an accounting restatement due to material non-compliance by the Company with any reporting requirement under U.S. Federal Securities law that is determined to be the result of an error or fraud committed by a member of management of the Company, or in the event of a material violation of the Company’s Code of Conduct by a covered executive, the compensation committee may, as it deems appropriate, recoup any and all covered compensation issued to the covered executive. In addition, the Company may take such other disciplinary action against any covered executive as it deems necessary and appropriate, including termination of employment. A copy of the Clawback Policy has been filed as an exhibit to the Company’s 10-K filed on March 1, 2022 and is available to view on the Company’s website.

Approval Process for Equity Grants

Executives and other employees currently receive long-term equity awards pursuant to the terms of our 2014 Plan. Awards may also be granted outside of the 2014 Plan to the extent those grants are permitted by the NASDAQ rules. Our compensation committee administers the 2014 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our Chief Executive Officer.

Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our Chief Executive Officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

Equity awards are granted at scheduled board meetings. We have no practice of timing board meetings or grants of equity awards to coordinate with the release of material non-public information, and we have not timed the release of

TTM TECHNOLOGIES, INC.	42

material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating the number of equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Under the Tax Cuts and Jobs Act and subject to certain grandfathering rules, effective 2018, the performance-based compensation exception has been eliminated and the definition of “covered employee” has been expanded (before 2018, the Chief Financial Officer and individuals who were covered employees in past years were not treated as covered employees). As a result, the Company generally will not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1 million. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers.    Certain types of deferred compensation for executive officers that do not comply with Section 409A of the Code may be subject to additional income taxes. We attempt in good faith to structure compensation so that it either conforms to the requirements of, or qualifies for an exception under Code Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change in control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Change in Control or Termination” below as severance or change in control payments that could trigger this excise tax. We do not offer our officers as part of their change in control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations.    When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under ASC Topic 718, Compensation – Stock Compensation, grants of stock options and restricted stock units result in an accounting charge equal to the grant date fair value of those securities. For time-vested RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the grant date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

TTM TECHNOLOGIES, INC.	43

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our Board of Directors, and our Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Rex D. Geveden, Chairman

Chantel E. Lenard

John G. Mayer

Dated March 23, 2022

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2021 were Messrs. Geveden, (chairman), Mayer, and Ms. Lenard. None of these individuals had any contractual or other relationships with us during 2021 except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s Board of Directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2021 Summary Compensation Table

The following table sets forth compensation information for NEOs.

Name and Principal Position	Year	Salary(6)	Discretionary Bonus	Stock Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	All Other Compen- sation(3)	Total
Thomas T. Edman	2021	$762,500	--	$1,017,226	$803,758	$ 11,600	$2,595,084
President, Chief Executive	2020	$752,885	--	$861,985	$983,869	$ 11,400	$2,610,139
Officer	2019	$711,539	--	$677,017	$556,386	$ 11,200	$1,956,142

Todd B. Schull	2021	$492,500	--	$590,618	$335,989	$ 11,600	$1,430,707
Executive Vice President and	2020	$503,654	--	$492,837	$408,499	$ 11,400	$1,416,390
Chief Financial Officer	2019	$474,231	--	$411,440	$241,340	$ 11,200	$1,138,211

Douglas L. Soder	2021	$492,500	--	$590,618	$509,762	$292,860	$1,885,740
Executive Vice President and	2020	$503,654	--	$492,837	$423,226	$224,395	$1,644,112
President Commercial Sector	2019	$474,231	--	$411,440	$174,995	$769,106	$1,829,772

Philip Titterton	2021	$440,000	--	$590,618	$291,121	$ 11,600	$1,333,339
Executive Vice President and	2020	$394,690	--	$492,837	$300,649	$ 11,400	$1,199,576
Chief Operating Officer(4)	2019	$358,461	--	$411,440	$214,810	$ 11,200	$ 995,911

Daniel J. Weber	2021	$425,000	--	$492,488	$236,496	$ 11,600	$1,165,584
Executive Vice President and	2020	$425,769	--	$402,983	$260,530	$ 11,400	$1,100,682
General Counsel(5)	2019	$399,231	--	$265,880	$152,619	$ 11,200	$ 828,930

(1)

The grant date fair value of all stock awards has been calculated in accordance with ASC Topic 718, Compensation - Stock Compensation. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the grant date fair value can only be determined for those tranches for which the revenue and EBITDA targets have been set as of the reporting date. As a result, the grant date fair value of PRUs is calculated using only the first tranche of each award; the second and

TTM TECHNOLOGIES, INC.	44

third tranches are not included because the relevant performance-based vesting conditions have not been determined as of the initial reporting date of the awards. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 14 to our consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 1, 2022.

PRUs have a potential payout of 0% to 240% of the target amount. For the PRU awards, the values at the respected grant date, assuming the highest level of performance (240%) and the closing share price on such dates, are illustrated in the supplemental table below. The closing share price on 2021, 2020, and 2019 award date was $14.39, $11.18 and $9.91, respectively. For the actual number of PRUs earned for the performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

Name	Value at 240% Performance
	2021	2020	2019
Thomas T. Edman	$2,994,858	$2,506,619	$2,367,816
Todd B. Schull	$1,176,538	$969,950	$ 919,632
Douglas L. Soder	$1,176,538	$969,950	$ 919,632
Philip Titterton	$1,176,538	$969,950	$ 919,632
Daniel J. Weber	$979,268	$784,675	$ 507,384

(2)	Amounts represent bonuses paid based on Company performance criteria for each year shown. These bonuses were earned in such fiscal year, but not paid until the next fiscal year.
(3)

For Messrs. Edman, Schull, Titterton, and Weber, the amounts represent matching contributions by us to our 401(k) plan. The amount in 2021 for Mr. Soder represents (i) foreign (HK) tax payments of $90,828, (ii) a housing allowance of $135,868, (iii) tax gross-up of $59,921, (iv) a Cost-of-Living Adjustment allowance of $24,615, (v) matching contributions by us to our 401(k) plan in the amount of $11,600, (vi) 2021 Tax Equalization adjustment in the amount of ($41,796), (vii) taxable relocation in the amount of $10,562 and (viii) tax preparation fees.

(4)	Mr. Titterton’s position changed effective January 1, 2020 and he became a named executive officer in 2019.
(5)	Mr. Weber’s position changed effective December 1, 2020 and he became a named executive officer in 2021.
(6)	In fiscal year 2020, there were 27 pay periods compared to the 26 pay periods in 2021.

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GRANTS OF PLAN-BASED AWARDS

Fiscal Year 2021 Grants of Plan-Based Awards

The following table provides information on awards granted under our annual management incentive plan for fiscal year 2021 and awards of PRUs and awards of time-based RSUs granted as part of 2021 long-term incentive compensation.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Fair Value of Stock Awards ($/Sh)	Grant- Date Fair Value of Stock Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Thomas T. Edman	Incentive Bonus		$285,000	$1,000,000	$2,050,030

	PRU	6/22/2021				20,812	86,717	208,121		$16.69	$482,436

	RSU	6/22/2021							37,164	$14.39	$534,790

Todd B. Schull	Incentive Bonus		$132,000	$ 400,000	$ 760,000

	PRU	6/22/2021				8,176	34,067	81,761		$16.69	$189,526

	RSU	6/22/2021							27,873	$14.39	$401,092

Douglas L. Soder	Incentive Bonus		$132,000	$ 400,000	$ 760,000

	PRU	6/22/2021				8,176	34,067	81,761		$16.69	$189,526

	RSU	6/22/2021							27,873	$14.39	$401,092

Philip Titterton	Incentive Bonus		$132,000	$ 400,000	$ 760,000

	PRU	6/22/2021				8,176	34,067	81,761		$16.69	$189,526

	RSU	6/22/2021							27,873	$14.39	$401,092

Daniel J. Weber	Incentive Bonus		$ 94,380	$ 286,000	$ 543,400

	PRU	6/22/2021				6,805	28,355	68,052		$16.69	$157,748

	RSU	6/22/2021							23,262	$14.39	$334,740

(1)	Amounts represent the range of possible cash payouts for 2021 awards under our management incentive bonus plan.
(2)

Amounts represent the range of shares that may be released at the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 10th percentile of the TSR Peer Group, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis — Equity Awards.”

(3)	The RSU awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(4)	See footnote (1) to the Fiscal Year 2021 Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

TTM TECHNOLOGIES, INC.	46

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our named executive officers as of January 3, 2022.

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
Thomas T. Edman(2)	6/20/2019	14,222	(3)	$215,321	57,076	(6)	$ 864,131
	6/22/2020	26,536	(4)	$401,755	92,534	(7)	$ 1,400,965
	6/22/2021	37,164	(5)	$562,663	88,122	(8)	$ 1,334,167

Todd B. Schull	6/20/2019	10,518	(3)	$159,243	22,167	(6)	$ 335,608
	6/22/2020	19,766	(4)	$299,257	35,806	(7)	$ 542,103
	6/22/2021	27,873	(5)	$421,997	34,619	(8)	$ 524,132

Douglas L. Soder	6/20/2019	10,518	(3)	$159,243	22,167	(6)	$ 335,608
	6/22/2020	19,766	(4)	$299,257	35,806	(7)	$ 542,103
	6/22/2021	27,873	(5)	$421,997	34,619	(8)	$ 524,132

Philip Titterton	6/20/2019	10,518	(3)	$159,243	22,167	(6)	$ 335,608
	6/22/2020	19,766	(4)	$299,257	35,806	(7)	$ 542,103
	6/22/2021	27,873	(5)	$421,997	34,619	(8)	$ 524,132

Daniel J. Weber	6/20/2019	7,111	(3)	$107,661	12,230	(6)	$ 185,162
	6/22/2020	16,246	(4)	$245,964	28,966	(7)	$ 438,545
	6/22/2021	23,262	(5)	$352,187	28,814	(8)	$ 436,244

(1)	Based on the closing price of our common stock on January 3, 2022.
(2)

Mr. Edman has 35,261 shares issuable upon delivery of shares underlying vested RSUs, of which the delivery of 18,826 shares is deferred until retirement and the delivery of 16,435 shares is deferred until one year after retirement from our Board of Directors.

(3)	Such RSUs vested on June 20, 2022.
(4)	Such RSUs will vest 50% on each of June 22, 2022 and 2023.
(5)	Such RSUs will vest one-third on each of June 22, 2022, 2023, and 2024.
(6)

Represents the number of PRUs granted in fiscal 2019, adjusted for actual achievement during 2019, 2020 and 2021 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2019 performance, the second one-third portion of the award attributable to 2020 performance and the remaining one-third portion of the award attributable to 2021 performance. For 2019, performance on the annual revenue metric was 89.5% of target and performance on the annual EBITDA metric was 78.3% of target, resulting in a blended multiplier of 75.8% for the 2019 performance period. For 2020, performance on the annual revenue metric was 96.3% of target and performance on the annual EBITDA metric was 93.4% of target, resulting in a blended multiplier of 92.3% for the 2020 performance period. For 2021, performance on the annual revenue metric was 104.6% of target and performance on the annual EBITDA metric was 97.3% of target, resulting in a blended multiplier of 104.9% for the 2021 performance period. The blended multiplier of 75.8% for the 2019 performance period applies to the first one-third of the PRUs; the blended multiplier of 92.3% for the 2020 performance period applies to the second one-third of the PRUs; and the blended multiplier of 104.9% for the 2021 performance period applies to the remaining one-third of the PRUs. Total PRUs credited at the conclusion of 2021 are adjusted by our performance on TSR as compared to the TSR Peer Group, which determines the number of shares, if any, released at the end of the three-year performance period. Our TSR performance over such three-year performance period was at the 13th percentile, which resulted in a TSR modifier of 63.0% that applies to the shares banked under the 2019 PRU Awards. As a result, final payout under the 2019 PRU awards was 57.3% of the target number of shares granted. Such PRUs vested on February 15, 2022.

TTM TECHNOLOGIES, INC.	47

(7)

Represents the number of PRUs granted in fiscal 2020, adjusted for actual achievement during the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2020 performance and the second one-third portion of the award attributable to 2021 performance and the remaining one-third portion of the award attributable to 2022 performance. For 2020, performance on the annual revenue metric was 96.3% of target and performance on the annual EBITDA metric was 93.4% of target, resulting in a blended multiplier of 92.3% for the 2020 performance period. For 2021, performance on the annual revenue metric was 104.6% of target and performance on the annual EBITDA metric was 97.3% of target, resulting in a blended multiplier of 104.9% for the 2021 performance period. The blended multiplier of 92.3% for the 2020 performance period applies to the first one-third of the PRUs; the blended multiplier of 104.9% for the 2021 performance period applies to the second one-third of the PRUs; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the 2022 performance period. Total PRUs credited at the conclusion of 2022 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

(8)

Represents the number of PRUs granted in fiscal 2021, adjusted for actual achievement during 2021 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2021 performance. For 2021, performance on the annual revenue metric was 104.6% of target and performance on the annual EBITDA metric was 97.3% of target, resulting in a blended multiplier of 104.9% for the 2021 performance period. The blended multiplier of 104.9% for the 2021 performance period applies to the first one-third of the PRUs granted for 2021; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable performance periods. Total PRUs credited at the conclusion of 2023 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

Stock Vested In Fiscal Year 2021

The following table sets forth information concerning the value realized by each of our named executive officers upon the vesting of stock awards during Fiscal Year 2021.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Thomas T. Edman	81,879	$ 1,186,188
Todd B. Schull	44,302	$ 641,911
Douglas L. Soder	44,302	$ 641,911
Philip Titterton	33,979	$ 492,305
Daniel J. Weber	28,812	$ 417,338

(1)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.

2021 Nonqualified Deferred Compensation Table

Under our nonqualified deferred compensation plan, our named executive officers are permitted to defer up to 100% of annual incentive bonuses received in a particular plan year. Interest on contributions is based on the valuation funds selected by our compensation committee and subsequently chosen by the participant. Funds held under the plan are paid out six months following the separation of any participant from service with our Company. The payout term will be in the form selected by the individual participant, unless the participant’s separation from service with our Company is prior to retirement (which is considered under the plan to be on or after attainment of age 62 with at least five years of continuous service with our Company). If separation occurs prior to retirement or the participant’s account balance is under $25,000, the payout will be made in the form of a lump sum.

TTM TECHNOLOGIES, INC.	48

The following table sets forth information concerning our named executive officers’ contributions, earnings, and balances under our nonqualified deferred compensation plan for the fiscal year 2021. We do not contribute to the deferred compensation plan.

Name	Aggregate Beginning Balance	Executive Contributions in Last Fiscal Year(1)	Employer Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance in Last Fiscal Year End
Thomas T. Edman	$ 2,268,660	--	--	$ (26,823)	--	$ 2,241,837
Todd B. Schull	$ 2,894,442	$ 306,374	--	$ 786,412	--	$ 3,987,228
Douglas L. Soder	$ 928,599	--	--	$ 50,403	--	$ 979,002
Philip Titterton	--	--	--	--	--	--
Daniel J. Weber	--	--	--	--	--	--

(1)	Reflects amounts of the Non-Equity Incentive Compensation earned and reported in the Summary Compensation Table for Fiscal Year 2021, but were deferred from payment in fiscal 2021.
(2)

We do not provide above-market or preferential earnings on contributions to our nonqualified deferred compensation plan, so these amounts were not reported in the Fiscal Year 2021 Summary Compensation Table.

Potential Payments Upon Change in Control or Termination

We have entered into Executive Change in Control Severance Agreements (each, a “Severance Agreement”) with each of Messrs. Edman, Schull, Soder, Titterton and Weber. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our Company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive a lump sum in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the fiscal year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In addition, the unvested portions of all of such executive’s RSUs and PRUs then outstanding would immediately vest, in full, as of the date of termination. The Severance Agreements also provide for a twelve-month non-solicitation covenant and customary confidentiality obligations. The change in control severance payments and accelerated vesting of equity awards are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep our executives focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of technology companies and similarly sized businesses. We believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated and the cash severance amounts become payable. We presume that such a termination would likely be due to the change in control and not the employee’s performance. For executives not terminated within one year of a change in control, as long as the acquiring entity assumes such awards, the executives would continue to vest in their awards as they contribute to the success of the surviving company. We also believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. If upon a change in control the acquiring entity does not assume the equity awards granted to executives prior to the change in control, the unvested awards of RSUs and PRUs then outstanding would immediately vest at the time of the change in control. With respect to PRU vesting, the recipient would be eligible to receive the greater of: (i) the target amount of shares subject to the PRU Award, or (ii) the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the Change in Control on a pro-forma basis plus the remainder of the target amount of shares that would have vested.

In the event of a termination “without cause” and if such recipient satisfies certain conditions for early retirement (as such term is defined in the form of RSU Agreement), the Agreement provides for the acceleration of vesting of a number of RSUs equal to the product obtained by multiplying the number of unvested RSUs that would vest in the 12-month period commencing on the date of grant, or if later occurring, the most recent anniversary of the date of grant, by a fraction, the numerator of which is the number of whole months since the date of grant, or if later occurring, the most recent anniversary of the date of grant, and the denominator of which is 12 months, rounded down to the nearest whole share.

TTM TECHNOLOGIES, INC.	49

In the event of a termination “without cause” as defined in the PRU Agreement after a change in control, the recipient would be eligible to receive, the greater of: (i) the target amount of shares subject to the PRU Award, or (ii) in the event of a change in control the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the change in control on a pro-forma basis, prorated for the amount of the performance period elapsed plus the remainder of the target amount of shares that would have vested.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our Company and/or upon a termination of our named executive officer’s employment. In the case of retirement, death or long term disability, this will result in a pro-rated award for equity and a pro-rated annual cash incentive. The tables below assume that the termination or change in control event took place on January 3, 2022.

Name	Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Change in Control (No Termination)(3)	Termination Without Cause Pending a Change in Control	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(3)
Thomas T. Edman	Accelerated RSUs(4)	--	$1,179,739	--	$1,179,739	$1,179,739
	Accelerated PRUs(4)	--	$4,234,522	--	--	$4,234,522
	Severance(5)	--	--	--	$3,600,000	$3,600,000

Todd B. Schull	Accelerated RSUs(4)	--	$880,497	--	$880,497	$880,497
	Accelerated PRUs(4)	--	$1,648,473	--	--	$1,648,473
	Severance(5)	--	--	--	$1,800,000	$1,800,000

Douglas L. Soder	Accelerated RSUs(4)	--	$880,497	--	$880,497	$880,497
	Accelerated PRUs(4)	--	$1,648,473	--	--	$1,648,473
	Severance(5)	--	--	--	$1,800,000	$1,800,000

Philip Titterton	Accelerated RSUs(4)	--	$880,497	--	$880,497	$880,497
	Accelerated PRUs(4)	--	$1,648,473	--	--	$1,648,473
	Severance(5)	--	--	--	$1,800,000	$1,800,000

Daniel J. Weber	Accelerated RSUs(4)	--	$705,812	--	$705,812	$705,812
	Accelerated PRUs(4)	--	$1,195,030	--	--	$1,195,030
	Severance(5)	--	--	--	$1,452,000	$1,452,000

(1)

Amounts represented in the table do not include restricted stock units or performance-based restricted units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on January 3, 2022.

(2)	Assumes that the RSUs and PRUs are not assumed by the acquiring entity in connection with the change in control.
(3)	Assumes that the RSUs and PRUs are assumed by the acquiring entity in connection with the change in control.
(4)	The amount listed for accelerated RSUs and PRUs is based on the closing price of our common stock on January 3, 2022.
(5)

The amount listed is calculated with the formula described above using an annual target bonus of 125% of base salary for Mr. Edman and 80% of base salary for each of Messrs. Schull, Soder, and Titterton; 65% of base salary for Mr. Weber for fiscal year 2021, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in the Severance Agreements.

TTM TECHNOLOGIES, INC.	50

CEO Pay Ratio

In determining the CEO pay ratio for the Company, it is important to note that the Company has approximately 16,100 total employees around the world, and approximately 10,300 of such employees reside in Asia with pay that is generally lower than the pay of our North American based employees.

Asia v. Worldwide Employees

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our President and CEO for 2021:

•

The total annual compensation of the employee identified at median of our company (other than our CEO), was $23,692 using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) of Regulation S-K under the Securities Act of 1933.

•

The total annual compensation of our CEO was calculated to be $2,595,084 using the same definition of total annual compensation described above, as disclosed in the Summary Compensation Table on page 44.

•	The ratio of the annual total compensation of our President and CEO to the total annual compensation of our median employee was estimated to be 110 to 1.

We used the following methodology and material assumptions, adjustments, and estimates to identify the median employee and determine our median employee’s total annual compensation:

•	We included all of our full-time, part-time, seasonal and temporary workers employed on January 3, 2022 to determine our employee population.
•

To identify the median employee, we used a consistently applied compensation measure consisting of base salary and other guaranteed pay, including overtime, allowances and bonus payments that will occur in Q1 2022 (for 2021 performance). We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee, and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

TTM TECHNOLOGIES, INC.	51

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Incentive Compensation Plan, and our TTM Technologies, Inc. 2014 Incentive Compensation Plan as of January 3, 2022.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	4,160,736	$14.32	5,004,385
Equity Compensation Plans Not Approved by Stockholders	--	--	--

Total	4,160,736	$14.32	5,004,385

(1)	Includes 4,100,736 RSUs and PRUs.
(2)	The weighted average exercise price does not take into account the 4,100,736 RSUs and PRUs.

TTM TECHNOLOGIES, INC.	52

PROPOSAL TWO – ADVISORY APPROVING

NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to provide an advisory, non-binding vote to approve the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the non-binding resolution below.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program, which is established by our compensation committee and Board of Directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.

We are asking our stockholders to indicate their support for our named executive officer compensation. We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

At our 2021 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2020 proxy statement. Approximately 99.5% of the votes cast on the matter were voted “For” such advisory “Say-on-Pay” approval. Based in part on the overwhelming approval of the compensation paid to our executives for 2020, the Company continued its compensation structure for its executives for fiscal year 2021.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Our Board of Directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the following advisory resolution, which will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related matters.”

You may vote “for” or “against” the foregoing resolution, or you may “abstain.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement.

While the advisory vote is non-binding, the compensation committee and our Board of Directors will review the results of the vote and take the concerns of our stockholders into account in future determinations concerning our executive compensation program. Our Board of Directors therefore recommends that you indicate your support for the compensation policies and procedures for our named executive officers, as outlined in the above resolution.

PROPOSAL THREE –

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Current independent registered public accounting firm

We have appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2023 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a

TTM TECHNOLOGIES, INC.	53

negative vote on such ratification, our Board of Directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by KPMG LLP during the fiscal years ended January 3, 2022 and December 28, 2020:

	2021	2020
Audit fees	$2,886,962	$3,093,647
Audit-related fees	--	--
Tax fees	$225,499	$177,000

Total	$3,112,461	$3,270,647

“Audit fees” include fees paid for the audits of our consolidated financial statements and of internal control over financial reporting included in our Annual Report on Form 10-K, selected statutory audits, assistance with comfort letter for debt refinancing and reviews of interim financial statements included in Form 10-Q.

“Tax fees” include fees paid for assistance provided with respect to transfer pricing documentation and consulting.

Pre-Approval Policy for Independent Registered Public Accounting Firm’s Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accounting firm. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our Company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2023.

In the event of a negative stockholder vote on the ratification of KPMG LLP as our independent registered public accounting firm, our audit committee will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Board of Directors has appointed an audit committee consisting of four independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a Chief Executive Officer, Chief Financial Officer, or other senior officer with financial oversight responsibility. Our Board of Directors has determined that Messrs. Franklin and Mayer, Ms. Jackson and Dr. Zakheim are independent directors, as defined by NASDAQ Marketplace Rule 5605(a)(2), and that Mr. Franklin and Dr. Zakheim both qualify as “audit committee financial experts.”

The primary responsibility of our audit committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

TTM TECHNOLOGIES, INC.	54

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2021 consolidated financial statements, KPMG LLP, was responsible for auditing our consolidated financial statements, expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, and for expressing an opinion on the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our Company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the internal controls of our Company, and the overall quality of our financial reporting. Our audit committee held four meetings during the fiscal year ended January 3, 2022.

Based on the reviews and discussions referred to above, our audit committee recommended to our Board of Directors, and our Board of Directors approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2022 for filing with the SEC.

Our Board of Directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ.

This report has been furnished by our audit committee to our Board of Directors.

Philip G. Franklin, Chairman

Pamela B. Jackson

John G. Mayer

Dov S. Zakheim

Dated March 23, 2022

TTM TECHNOLOGIES, INC.	55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the fiscal year ended January 3, 2022, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, nominees for director, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Certain affiliates of our Chinese subsidiaries engage in transactions with companies that have relationships with a former member of our Board of Directors, as described below.

Supply Arrangements with Affiliates of Related Parties

From time to time certain of our Chinese subsidiaries purchase laminate and prepreg from Shengyi Technology Co., Ltd. (“Sytech”) and Shengyi Technology (Hong Kong) Company Limited (“SYST”). Based on the last information known to us from 2020, Sytech is controlled indirectly by Top Mix Investments Limited, a company controlled by the Estate of Mr. Tang Hsiang Chien, the deceased father of our former director, Mr. Tang Chung Yen (Tom Tang), who, based on his filing activity with the SEC (including his last filing, which was an “exit filing” on Schedule 13D filed on April 15, 2021), was a holder of more than 5% of our common stock prior to such date. SYST is 100% owned by Sytech. We had total purchases from Sytech and SYST of $46.6 million in 2021.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2021 ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our Annual Report on Form 10-K for 2021 available to stockholders electronically via the Internet on our website at https://investors.ttm.com/2022-annual-stockholders-meeting. On or about April 1, 2022, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our Company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at https://investors.ttm.com/2022-annual-stockholders-meeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our Annual Report on Form 10-K for 2021, available on our website at https://investors.ttm.com, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2023 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the

TTM TECHNOLOGIES, INC.	56

Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. Any such proposal must be received by the Company no later than 5:00 p.m. Pacific Time, December 2, 2022, which is 120 calendar days prior to the anniversary of this year’s mailing date, unless the date of our 2022 annual meeting is changed by more than 30 days from May 12, 2022, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2023 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 11, 2023) nor more than 120 days (January 12, 2023) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our Company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the 2023 meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 11, 2023) and not more than 120 days (January 12, 2023) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2021 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors
Santa Ana, California
March 23, 2022	Daniel J. Weber, Secretary

TTM TECHNOLOGIES, INC.	57

ANNEX A

RECONCILIATIONS2

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Non-GAAP gross profit reconciliation[3]:
GAAP gross profit from continuing operations	$97,322	$87,973	$372,011	$359,023
Add back item:
Amortization of definite-lived intangibles	1,490	1,384	5,641	5,535
Accelerated depreciation	-	899	-	5,835
Stock-based compensation	1,404	1,246	4,714	3,889
Unrealized gain on commodity hedge	(362)	-	(297)	-
Restructuring and other charges	7	-	261	-

Non-GAAP gross profit	$99,861	$91,502	$382,330	$374,282

Non-GAAP gross margin	16.7%	17.5%	17.0%	17.8%

Non-GAAP operating income reconciliation[4]:
GAAP operating income from continuing operations	$33,068	$29,166	$125,991	$28,092
Add back items:
Amortization of definite-lived intangibles	10,401	10,973	41,389	44,373
Accelerated depreciation	-	1,057	-	6,751
Stock-based compensation	5,208	4,112	17,711	16,073
(Gain) on sale of assets	-	(97)	(421)	(97)
Unrealized gain on commodity hedge	(362)	-	(297)	-
Impairments, restructuring, acquisition-related and other charges	800	2,098	5,350	86,237

Non-GAAP operating income	$49,115	$47,309	$189,723	$181,429

Non-GAAP operating margin	8.2%	9.0%	8.4%	8.6%

Non-GAAP net income and EPS reconciliation[5]:
GAAP net income (loss) from continuing operations	$8,387	$38,960	$54,414	$(16,386)
Add back items:
Amortization of definite-lived intangibles	10,401	10,973	41,389	44,373
Accelerated depreciation	-	1,057	-	6,751
Stock-based compensation	5,208	4,112	17,711	16,073
Non-cash interest expense	496	2,962	2,109	17,451
(Gain) on sale of assets	-	(119)	(991)	(825)
Change in fair value of warrant liabilities	(373)	-	(4,241)	-
Loss on extinguishment of debt	-	-	15,217	-
Unrealized gain on commodity hedge	(362)	-	(297)	-
Impairments, restructuring, acquisition-related and other charges	800	2,098	5,350	86,237
Income taxes[6]	11,636	(19,800)	7,373	(36,988)

Non-GAAP net income	$36,193	$40,243	$138,034	$116,686

Non-GAAP earnings per diluted share	$0.34	$0.37	$1.28	$1.10

Non-GAAP diluted number of shares:
GAAP diluted number of shares	105,769	113,513	108,153	106,366
Dilutive effect of convertible debt	-	(5,193)	-	-

Non-GAAP diluted number of shares	105,769	108,320	108,153	106,366

Adjusted EBITDA reconciliation[7]:
GAAP net income (loss) from continuing operations	$8,387	$38,960	$54,414	$(16,386)
Add back items:
Income tax provision (benefit)	12,237	(26,247)	15,639	(29,891)
Interest expense	11,860	14,599	45,475	73,156
Amortization of definite-lived intangibles	10,401	10,973	41,389	44,373
Depreciation expense	22,231	23,775	85,942	99,572
Stock-based compensation	5,208	4,112	17,711	16,073
(Gain) on sale of assets	-	(119)	(991)	(825)
Change in fair value of warrant liabilities	(373)	-	(4,241)	-

TTM TECHNOLOGIES, INC.	A-1

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Loss on extinguishment of debt	-	-	15,217	-
Unrealized gain on commodity hedge	(362)	-	(297)	-
Impairments, restructuring, acquisition-related and other charges	800	2,098	5,350	86,237

Adjusted EBITDA	$70,389	$68,151	$275,608	$272,309

Adjusted EBITDA margin	11.8%	13.0%	12.3%	12.9%

Free cash flow reconciliation[1]:
Operating cash flow	$62,369	$55,491	$176,632	$247,714
Capital expenditures, net	(19,455)	(18,663)	(80,524)	(93,001)

Free cash flow	$42,914	$36,828	$96,108	$154,713

1 Free Cash Flow in 2020 has been restated to exclude the Mobility business which was sold in Q2 of 2020.

2 This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations.

3 Non-GAAP gross profit and gross margin measures exclude amortization of intangibles, accelerated depreciation, stock-based compensation expense, unrealized gain on commodity hedge, restructuring and other charges.

4 Non-GAAP operating income and operating margin measures exclude amortization of intangibles, accelerated depreciation, stock-based compensation expense, and gain on sale of assets, unrealized gain on commodity hedge, impairment of goodwill, restructuring, acquisition-related costs, and other charges.

5 This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures – which add back amortization of intangibles, accelerated depreciation, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), gain on sale of assets, change in fair value of warrant liabilities, loss on extinguishment of debt, unrealized gain on commodity hedge, impairment of goodwill, restructuring, acquisition-related costs, and other charges as well as the associated tax impact of these charges and discrete tax items – provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

6 Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate.

7Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization of intangibles, stock-based compensation expense, gain on sale of assets, change in fair value of warrant liabilities, loss on extinguishment of debt, unrealized gain on commodity hedge, impairment of goodwill, restructuring, acquisition-related costs, and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

TTM TECHNOLOGIES, INC.	A-2

ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.- 0TTM TECHNOLOGIES, INC. 200 East Sandpointe, Suite 400 Santa Ana, CA 92707 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Daniel J. Weber as proxy, with full power of substitution, to rep- resent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 15, 2022, at the Annual Meeting of Stockholders to be held virtually at https://web.lumiagm.com/208900745 (password: ttm2022) at 8:30 a.m., Pacific Time, on May 12, 2022, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TTM TECHNOLOGIES, INC.

May 12, 2022

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

20330300000000000000 3   051222

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Thomas T. Edman
- ○ Chantel E. Lenard
- ○ Dov S. Zakheim

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF TTM TECHNOLOGIES, INC. May 12, 2022 Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit https://web.lumiagm.com/208900745 (password: ttm2022) and be sure to have your control number available. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. ACCOUNT NUMBER The Notice of Meeting, Proxy Statement, and Annual Report are available at https://investors.ttm.com/2022-annual-stockholders-meeting Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. “FOR” PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect Thomas T. Edman, Chantel E. Lenard and Dov S. Zakheim as class I directors. NOMINEES: FOR ALL NOMINEES O O Thomas T. Edman O Chantel E. Lenard WITHHOLD AUTHORITY Dov S. Zakheim FOR ALL NOMINEES FOR (See ALL instructions EXCEPT below) 2. To approve, on an advisory basis, the compensation of our named executive officers. 3. The ratification of the appointment of KPMG LLP as the independent reg- FOR AGAINST ABSTAIN istered public accounting firm for the fiscal year ending January 2, 2023. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full